Exhibit 10.1

 EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

Kona Grill Acquisition, LLC,

a Delaware limited liability company,

as Purchaser,

and

Kona Grill, Inc., a Delaware corporation, Kona Restaurant Holdings, Inc., a Delaware corporation, Kona Sushi, Inc., an Arizona corporation, Kona Macadamia, Inc., a Delaware corporation, Kona Texas Restaurants, Inc., a Texas corporation, Kona Baltimore, Inc., a Delaware corporation, Kona Grill International Holdings, Inc., a Delaware corporation, Kona Grill International, Inc., an Arizona corporation, and Kona Grill Puerto Rico, Inc., an Arizona corporation, as Sellers

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of August 30, 2019 (the “Effective Date”) by and among Kona Grill, Inc., a Delaware corporation, Kona Restaurant Holdings, Inc., a Delaware corporation, Kona Sushi, Inc., an Arizona corporation, Kona Macadamia, Inc., a Delaware corporation, Kona Texas Restaurants, Inc., a Texas corporation, Kona Baltimore, Inc., a Delaware corporation, Kona Grill International Holdings, Inc., a Delaware corporation, Kona Grill International, Inc., an Arizona corporation, and Kona Grill Puerto Rico, Inc., an Arizona corporation (each of the foregoing a “Seller” and collectively, the “Sellers”) and Kona Grill Acquisition, LLC, a Delaware limited liability company, or its designee, (the “Purchaser”). Sellers and Purchaser are sometimes collectively referred to as the “Parties.”

RECITALS

The Parties hereby acknowledge that:

A.     Sellers are engaged in the business of owning and operating 24 restaurants in 18 states (such restaurants located in such states, the “Restaurants” and such business as conducted in such states, the “Business”).

B.     Each of Sellers has filed Petitions initiating Chapter 11 bankruptcy cases which are being jointly administered under Case No. 19-10953 (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

C.     On the terms and conditions of this Agreement, and pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from Sellers, certain of the assets and properties of Sellers relating to the Business, and the assumption and assignment of certain executory contracts and unexpired leases pursuant to the terms hereof, all in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code (such transactions, the “Contemplated Transactions”).

AGREEMENT

In consideration of their respective covenants set forth herein, the Parties agree as follows:

1.	Transfer of Assets.

1.1     Purchase and Sale of Assets. On the Closing Date and on the terms and conditions hereinafter set forth in this Agreement and pursuant to sections 363 and 365 of the Bankruptcy Code and the Sale Order, Sellers shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire, accept and receive from Sellers, free and clear of all Encumbrances to the extent provided in the Sale Order, all of each Seller’s respective right, title and interest as of the Closing Date in and to the following assets and properties used primarily by Sellers in connection with the operation of the Business, the Acquired Restaurants and the Franchise Agreements, including the Schedules referenced herein, other than any Excluded Assets (such assets and properties described below, other than the Excluded Assets, are collectively referred to herein as the “Purchased Assets”):

(a)     all Furniture and Equipment;

(b)     all Inventory that is located at (or in transit to) any of the Acquired Restaurants as of the Closing Date, other than alcoholic beverage inventories in jurisdictions where the law does not permit Purchaser to take title to such inventories in general or does not permit Purchaser to take title to such inventories until Purchaser obtains the requisite Liquor License Approvals from the relevant Governmental Body; provided, however, Sellers shall transfer, assign, convey and deliver to Purchaser such alcoholic beverage inventories in each instance upon issuance of the relevant Liquor License Approval or other authorization from the relevant Governmental Body (whichever occurs first), and all rights of Sellers to take delivery of any Inventory ordered by Sellers before the Closing Date for delivery to any of the Acquired Restaurants, which Inventory has not been delivered as of the Closing Date;

(c)     all Restaurant Petty Cash;

(d)     all Large Party Deposits;

(e)     all Intangible Property Assets, including, but not limited to, those identified on Schedule 1.1(e) hereto;

(f)     any interest of Sellers under the Restaurant Leases and the Other Contracts that are described on Schedule 1.1(f) hereto (collectively, the “Purchased Contracts”), including, without limitation, data and information or rights to data and information prepared pursuant to such Purchased Contracts, credits, deposits and prepaid amounts of Sellers with respect to the Purchased Contracts as of the Closing Date subject to the provisions of Section 2.8 hereof;

(g)     to the extent transferable and assignable, all of Sellers’ interest in those Business Permits and all Liquor Licenses held by Sellers that are described on Schedule 1.1(g) hereto, in each case to the extent transferable, other than alcohol Business Permits (including Liquor Licenses) in jurisdictions where the law does not permit Purchaser to take title to such Business Permits until it obtains the requisite approvals from the pertinent Governmental Body; Sellers shall transfer, assign convey and deliver to Purchaser such Business Permits in each instance only upon issuance of the requisite approvals from the relevant Governmental Body;

(h)     all Receivables;

(i)     all books, records, files and papers of Sellers relating to the Business or the Purchased Assets, including equipment logs, operating guides and manuals, creative materials, advertising materials, promotional materials, studies, reports, correspondence, financial and accounting records, Tax records and other similar documents and records (all in the state in which such records and information currently exist) and all computers and other storage devices, wherever located, upon which such information resides (collectively, “Documents”) provided, however, for the avoidance of all doubt, the following items shall not be deemed “Documents,” but rather as Excluded Assets for all purposes hereof: (x) any such records that are prohibited for being transferred to Purchaser due to federal or state privacy laws and (y) any other of the foregoing which are subject to attorney-client or any other privilege;

(j)     to the extent transferable, all rights of Sellers under or pursuant to all warranties, indemnities, representations and guarantees made by vendors, suppliers, manufacturers and contractors, rights of contribution, rights of refund, rights of reimbursement and other rights of recovery possessed by any Seller against other Persons and the prosecution of files of Sellers, related thereto, in each case to the extent relating to products sold or services provided to any of Sellers with respect to the Acquired Restaurants or to the extent related to or affecting any Purchased Assets or Purchased Contracts or Assumed Liabilities other than any warranties, representations and guarantees pertaining to any Excluded Asset;

(k)     all rights, to the extent assignable, under any agreements in favor of any of Sellers or for the benefit of any of Sellers with current or former employees, contractors or third parties, with respect to confidentiality, non-disclosure, non-competition, non-solicitation, or other restrictive covenants, regardless of whether any such Person accepts an offer of employment from Purchaser, continues to perform services for Purchaser, or submits a bid for all or any portion of the Purchased Assets;

(l)     all Claims of any Seller (including for royalties, fees or other income, past present or future infringement, misappropriation or violation of, any of the Intangible Property Assets) to the extent arising from or relating to or in connection with the Purchased Assets or the Assumed Liabilities, all of the proceeds from the foregoing which are accrued and unpaid as of the Closing, and subject to the provisions of Section 2.8 below, all Claims for deposits and other prepaid amounts under any of the Purchased Contracts or held by any Utilities or trade vendors relating to any of the Acquired Restaurants; provided, however, any adequate assurance deposits paid to the provider of any Utilities or held by Sellers shall be Excluded Assets for purposes of this Agreement; and

(m)      all Avoidance Actions related to Purchased Assets or Purchased Contracts; provided that neither Purchaser, nor any person claiming by, through or on behalf of Purchaser (including by operation of law, sale, assignment, conveyance or otherwise) will pursue, prosecute, litigate, institute or commence any action based on, assert, sell, convey, assign or file any claim for any such Avoidance Action.

1.2     Excluded Assets. The Purchased Assets shall include only those assets and interests specifically listed in Section 1.1 above and shall in all events exclude all right, title or interest of any of Sellers in or to any of the following (collectively, the “Excluded Assets”):

(a)     all cash and cash equivalents of Sellers, other than Restaurant Petty Cash and Large Party Deposits;

(b)     any bank accounts of Sellers;

(c)     the Purchase Price and Sellers’ rights under this Agreement;

(d)     any Excluded Contracts, including any refund, rebate, credit or payment due to Sellers thereunder;

(e)     any Claims, other than (i) as set forth in Section 1.1(j) and Section 1.1(l), and (ii) those arising post-Closing with respect to or in connection with any Purchased Asset;

(f)     all securities, whether capital stock or debt, and other ownership interests issued by any of Sellers;

(g)     all assets of any Section 401(k) or other Seller benefit plan;

(h)     all intercompany claims by any Seller against any other Seller or any Subsidiary or other Affiliate of any Seller;

(i)     any item expressly excluded pursuant to the provisions of Section 1.1 above;

(j)     [Intentionally Omitted]

(k)     any premium refunds (including, without limitation, for any prepaid premiums) of Sellers arising from their insurance policies on account of reduction in workforce, liability coverage, and the like; and

(l)     except only as provided in Sections 1.1(f) and 1.1(l), all rights and Claims to deposits (including, without limitation, any cash collateral for any obligation of Sellers and all Post-Petition deposits made by Sellers), credits, prepaid amounts (including, without limitation, as to Taxes), refunds, reimbursements, vendor and other rebates, set-offs and similar rights and claims of Sellers, including, without limitation, any of the foregoing relating to any Contract other than the Purchased Contracts.

1.3     Executory Contracts

(a)     All Purchased Contracts (which, shall for the avoidance of doubt, include the Keen-Summit Agreement) shall be assumed by Sellers and assigned to Purchaser at the Closing. Any Contract of any Seller that is an Excluded Contract may be assumed or rejected by Sellers in Sellers’ sole discretion and shall be deemed an Excluded Asset.

(b)     As part of the Sale Motion, Sellers shall seek approval by the Bankruptcy Court of the sale, assumption and assignment by Sellers to Purchaser of all Purchased Contracts. Sellers shall timely serve the Sale Motion on all counterparties to all such Purchased Contracts along with a notice specifically stating that Sellers are or may be seeking the sale, assumption and assignment of such Purchased Contracts and shall notify such parties of the deadline for objecting to the Cure Costs. As part of the Sale Motion, Sellers shall seek authority to file with the Bankruptcy Court the list identifying the Purchased Contracts and the amounts necessary to cure defaults under each as determined by Sellers in accordance with Schedule 1.3(b) hereto, so as to enable any such party to object to the proposed Cure Costs and the Bankruptcy Court to determine such Cure Costs as promptly as reasonably possible. Purchaser may delete any Purchased Contract from Schedule 1.1(f) and Schedule 1.3(b) or add any Contract to Schedule 1.1(f) and Schedule 1.3(b) at any time no later than seven (7) days prior to the Closing Date, in each case by written notice to Sellers, but any such deletion or addition will not affect the Purchase Price. Notwithstanding anything herein to the contrary, if a Contract is added to Schedule 1.1(f) and/or Schedule 1.3(b) after the Sale Motion is filed, the assumption and assignment of any such Contract(s) shall not be a condition to Closing and may be effected on a post-Closing basis.

2.	Consideration.

2.1     Purchase Price.

(a)     In consideration of the transfer of the Purchased Assets to Purchaser and the other undertakings set forth herein, the purchase price shall be Twenty Five Million and 00/100 Dollars ($25,000,000.00) (the “Purchase Price”) and shall be payable as follows:

(b)     On the Effective Date, Purchaser shall deposit into an escrow (the “Escrow”) with counsel of the Sellers, which shall be held in a trust account (the “Escrow Holder”), an amount equal to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000) (the “Deposit”) in Good Funds, pursuant to joint escrow instructions to be delivered to the Escrow Holder on or before the Effective Date; and

(c)     On the Closing Date, Purchaser shall deliver the Purchase Price, as set forth in Section 3.3(c).

2.2     Disposition of Deposit at Closing, Etc.

(a)     At Closing, the Deposit shall be credited and applied toward payment of the Purchase Price.

(b)     Except as set forth in Sections 2.2 (c) and (d), if Purchaser terminates this Agreement pursuant to Section 14.4, Purchaser shall be entitled to return of the Deposit.

(c)     Except as set forth in Section 2.2(d), if this Agreement is terminated without a Closing by Sellers pursuant to Section 14.3(a) Sellers shall be entitled to the Deposit as liquidated damages. The Parties acknowledge and agree that if this Agreement is terminated as contemplated by Section 14.3(a), the actual damages incurred by Sellers will be difficult, if not impossible, to ascertain and accordingly, the Parties have provided for the liquidated damages provided above as the sole remedy. This provision shall not be construed as a penalty, but as a bona fide attempt to establish an agreed upon measure of damages which Sellers will suffer as a result of such termination of this Agreement.

(d)     (1) If this Agreement is terminated by Purchaser by reason of a Diligence Termination or a Financing Termination prior to delivery of the Ready to Proceed Notice and on or before the Diligence Deadline, the Deposit in full shall be returned to Purchaser. (2) If this Agreement is terminated by Purchaser after the Diligence Deadline and on or before the Financing Deadline and in the absence of a termination by Purchaser pursuant to Section 14.4 (other than by Section 14.4(c)(3)), fifty percent (50%) of the Deposit shall be returned to Purchaser and fifty percent (50%) of the Deposit shall be kept by Sellers as liquidated damages. The Parties acknowledge and agree that if this Agreement is terminated as contemplated by this Section 2.2(d)(2), the actual damages incurred by Sellers will be difficult, if not impossible, to ascertain and accordingly, the Parties have provided for the liquidated damages provided above as the sole remedy. This provision shall not be construed as a penalty, but as a bona fide attempt to establish an agreed upon measure of damages which Sellers will suffer as a result of such termination of this Agreement.

2.3     Assumed Liabilities. As additional consideration for the transfer of the Purchased Assets to Purchaser over and above the Purchase Price, effective as of the Closing Date, Purchaser shall assume only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”):

(a)     any obligation of Sellers to honor Gift Certificates that remain outstanding as of the Closing Date, whether or not such Gift Certificates were issued prior to or after the commencement of the Chapter 11 Cases of Sellers. A historical summary of all Sellers’ Liabilities relating to Gift Certificates is listed on Schedule 2.3(a); provided, however, the Purchaser’s assumption of the Liabilities arising from the Gift Certificates shall include all such Liabilities even if they are greater than the historical amounts on Schedule 2.3(a);

(b)     all Liabilities arising out of the ownership or operation of the Purchased Assets after the Closing Date;

(c)     all Liabilities of Sellers under any of the Purchased Contracts (which shall include, without limitation, all Cure Costs);

(d)     all Liabilities of Sellers under any Large Party Reservation relating to any Acquired Restaurant made with the payment of a Large Party Deposit at any time before the Closing Date and scheduled to be honored after the Closing Date;

(e)     all Liabilities of Sellers as of the Closing Date under Sellers’ “Konavores” customer loyalty program;

(f)     all Liabilities related to Environmental Laws arising after the Closing Date under federal, state and local law relating to or arising out of or in connection with the Purchased Assets;

(g)     accrued vacation, sick pay, and other paid time off of the Transferred Employees and all other restaurant level Business Employees that are not Transferred Employees as provided in Section 13.3, as such amounts may change (increase or decrease) in the ordinary course of the Business pending the Closing Date; provided, however, that Sellers shall provide Purchaser with any backup or information related to the calculation and determination of such amounts as may be reasonably requested by Purchaser from time to time;

(h)     ordinary course payroll of Transferred Employees (i.e. paid in the ordinary course of the Sellers’ current payroll practices) coming due and payable after the Closing, which may be attributable in whole or in part to payroll periods preceding the Closing Date;

(i)     all Liabilities of Sellers for accrued sales, use and similar Taxes as of the Closing (other than personal property taxes);

(j)     all accrued payroll Taxes as of the Closing Date (and not paid by Sellers prior thereto) to the extent arising and related to the period between the date that is 21 calendar days prior to the Closing Date and the Closing Date; and

(k)     all post-Petition trade payables of the Business that come due after the Closing, including all credit card merchant fees, and post-Petition obligations to customers of Sellers for refunds, rebates, returns, discounts and the like as of the Closing Date, but in each of the foregoing cases described in this clause only to the extent the same were incurred by Sellers in the ordinary course of the Business from and after the commencement of the Chapter 11 Cases.

2.4     Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, other than the Assumed Liabilities, Purchaser shall not be obligated to assume or to perform or discharge any Liability of Sellers (such Liabilities not assumed by Purchaser, the “Excluded Liabilities”), which Excluded Liabilities, for the avoidance of doubt, shall include, but are not limited to, those listed on Schedule 2.4 and the following:

(a)     Claims arising under Section 503(b)(9) of the Bankruptcy Code;

(b)     Claims or Liabilities arising on or before the Petition Date under the Perishable Agricultural Commodities Act, 7 U.S.C. §499a et seq., the Packers and Stockyards Act, 7 U.S.C. §181 et seq., or their state law correlates;

(c)     any costs or expenses incurred in connection with, or related to, this Agreement, the consummation of the Contemplated Transactions or the administration of the Chapter 11 Cases, including, without limitation, any accrued professional fees and expenses of attorneys, accountants, financial advisors and other professional advisors related to the Chapter 11 Cases;

(d)     all Liabilities and obligations under Sellers’ key employee retention plan;

(e)     all Liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under the WARN Act arising prior to the Closing Date or arising as a result of the Contemplated Transactions;

(f)     any Liabilities to any broker, finder, agent or similar intermediary for any broker’s fee, finder’s fee or similar fee or commission relating to the Contemplated Transaction for which any Seller or its Affiliates are responsible including any transaction fee payable to the Seller’s investment banker pursuant to Section 5.5 of this Agreement;

(g)     any accrued and unpaid personal property Taxes or payroll Taxes or other Taxes owed by any Seller other than those Taxes specified in Sections 2.3(i) and (j); and

(h)     all Liabilities, or corrective or remedial obligations with respect to the operation of the Business which arises under or related to any Environmental Laws (including without limitation any relating to exposure to any Hazardous Materials) other than those specified in Section 2.3(f).

2.5     Payment of Cure Costs. All Cure Costs shall be the responsibility of Purchaser.

Transitional Matters.

(a)     From and after Closing, Sellers shall retain full right and authority to use, enforce, pursue remedies and take actions with respect to any Excluded Assets.

(b)     From and after the Closing, Purchaser will retain and make available to Sellers or any trustee or other bankruptcy estate representative and their respective representatives acting on behalf of Sellers’ estates, during normal business hours and upon reasonable advance notice to Purchaser and for a period of one (1) year following the Closing Date, the Documents delivered by Sellers to Purchaser, if reasonably needed by Sellers for liquidation, winding up, Tax reporting or other proper purposes; provided, that Sellers will use reasonable efforts to retain copies of Documents, and the Parties otherwise will reasonably cooperate to minimize inconvenience to Purchaser. Further, during the same period, Purchaser shall promptly provide such reports as Sellers may reasonably request to facilitate Sellers’ post-Closing activities for the purposes described above in this Section 2.5(a) at Sellers’ cost.

(c)     Previously Omitted Contracts.

(i)     If, prior to or following Closing, it is discovered that a Contract should have been listed on Schedule 1.1(f) but was not listed on Schedule 1.1(f) (any such Contract, a “Previously Omitted Contract”), Sellers shall, promptly following the discovery thereof (but in no event later than five (5) Business Days following the discovery thereof), notify Purchaser in writing of such Previously Omitted Contract and all Cure Costs (if any) for such Previously Omitted Contract. Purchaser shall thereafter deliver written notice to Sellers, no later than five (5) Business Days following notification of such Previously Omitted Contract from Sellers, designating such Previously Omitted Contract as “Assumed” or “Rejected” (a “Previously Omitted Contract Designation”). A Previously Omitted Contract designated in accordance with this Section 2.6(b)(i) as “Rejected,” or with respect to which Purchaser fails to timely deliver a Previously Omitted Contract Designation, shall be an Excluded Contract.

(ii)     If Purchaser designates a Previously Omitted Contract as “Assumed” in accordance with Section 2.6(b)(i), (A) Schedule 1.1(f) shall be amended to include such Previously Omitted Contract and (B) Sellers shall serve a notice (the “Previously Omitted Contract Notice”) on the counterparties to such Previously Omitted Contract notifying such counterparties of the Cure Costs with respect to such Previously Omitted Contract and Sellers’ intention to assume and assign such Previously Omitted Contract in accordance with this Section 2.6(b) with no adjustment to the Purchase Price. The Previously Omitted Contract Notice shall provide the counterparties to such Previously Omitted Contract with seven (7) days to object, in writing to Sellers and Purchaser, to the Cure Costs and the assumption, assignment and sale of the Previously Omitted Contract. If the counterparties, Sellers and Purchaser are unable to reach a consensual resolution with respect to the objection, Sellers will seek an expedited hearing before the Bankruptcy Court to determine the Cure Costs and approve the assumption, assignment and sale. If no objection is timely served on Sellers and Purchaser, Sellers shall seek an Order of the Bankruptcy Court fixing the Cure Costs and approving the assumption of the Previously Omitted Contract.

(d)     To the extent that the assignment to Purchaser of any Purchased Contract pursuant to this Agreement is not permitted without the consent of a third party, and such restriction cannot be effectively overridden or canceled by the Sale Order or other related order of the Bankruptcy Court, the Parties will use commercially reasonable efforts to obtain consent prior to the Closing. If such consent is not obtained by the Closing, each Seller will, with respect to each such Purchased Contract, from and after the Closing and until the earlier to occur of (x) the date on which such applicable consent is obtained and (y) the date on which such Seller liquidates and ceases to exist, use commercially reasonable efforts (subject to restrictions under law) during the term of such Purchased Contract to (i) provide to Purchaser the benefits under such Purchased Contract, (ii) cooperate in any reasonable and lawful arrangement (including holding such Purchased Contract in trust for Purchaser, pending receipt of the required consent) designed to provide such benefits to Purchaser, and (iii) enforce for the account of Purchaser any rights of such Seller under such Purchased Contract (including the right to elect to terminate such Purchased Contract in accordance with the terms thereof upon the direction of Purchaser). Purchaser will cooperate with the applicable Sellers in order to enable Sellers to provide to Purchaser the benefits contemplated by this Section 2.6(c). Sellers will pay any amount they would have been required to pay under any such Purchased Contract had the Purchased Contract been assigned (after obtaining the requisite consent) to Purchaser at the Closing in accordance with this Agreement; provided, however, in no event shall Sellers be required to bear or pay any fee or the like payable for any third party consent.

2.6     Purchase Price Allocation. Not later than sixty (60) days following the Closing Date, Purchaser shall prepare and deliver to Sellers for their review and consideration a schedule (the “Allocation Schedule”) allocating the Purchase Price among the various assets comprising the Purchased Assets in accordance with Treasury Regulation 1.1060-1 (or any comparable provisions of state or local Tax law) or any successor provision. Purchaser and Sellers will negotiate in good faith to resolve any disputes relating to the Allocation Schedule within thirty (30) days of Sellers’ receipt thereof. If Seller and Purchaser are unable to resolve any such dispute, such dispute shall be resolved promptly by a nationally recognized accounting firm acceptable to Purchaser and Sellers, the costs of which shall be borne equally by Purchaser and Sellers. Each party shall file or cause to be filed all Tax Returns (including any amended Tax Returns or claims for refund) in a manner consistent with the allocation of the Purchase Price agreed upon under this Section 2.6 for its taxable year that includes the Closing Date in a manner consistent with the allocation set forth on the Allocation Schedule, and no party shall take, or shall permit any of their respective Affiliates to take, any position (whether in audits, Tax Returns, litigation or otherwise) that is inconsistent with the allocation provided in the Allocation Schedule unless required pursuant to a final determination of an applicable taxing authority.

2.7     Apportionment. Before the Closing Date, Sellers and Purchaser shall make mutually satisfactory arrangements with respect to, or take readings or other measurements of, gas, water, electricity and other utilities at the Acquired Restaurants (the “Utilities”). At least three (3) Business Days prior to the Closing Date, the Sellers shall prepare and deliver to Purchaser Schedule 2.7 (which shall be in form and substance substantially similar to the draft Schedule attached to this Agreement) setting forth in reasonable detail the Sellers’ good faith estimate of (i) estimated rebates under beverage and other supplier contracts relating to the Acquired Restaurants, plus (ii) Utility deposits/prepaids related to the Acquired Restaurants (excluding adequate assurance deposits), plus (iii) Pre-paid monthly occupancy charges related to the Acquired Restaurants, which, for the purposes of this section, include but are not limited to base rent, monthly CAM charges, pass-through utilities, and pass-through real estate taxes, less (iv) estimated accrued and unpaid utility amounts as of the Closing Date (collectively, the “Apportionment Amount”). Sellers and Purchaser will negotiate in good faith to finalize the Apportionment Amount by the Closing Date (the “Final Apportionment Amount”). On the Closing Date, the Final Apportionment Amount will be added to or subtracted from the Purchase Price, as appropriate. Seller’s Escrow Holder shall retain $50,000 of the Purchase Price for up to 60 days past the Closing Date for the purpose of Sellers and Purchaser reconciling the payments contemplated in this paragraph. Seller’s Escrow Holder shall distribute the held back amount in accordance with mutual instructions from the Sellers and Purchaser. This requirement may be waived by mutual agreement of the Sellers and Purchasers on the Closing Date. To the extent any post-petition claims for Utilities services come due after the Closing, such claims shall be the responsibility of the Purchaser.

3.     Closing Transactions

3.1     Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place at 10:00 a.m. on or before the third (3rd) Business Day following the satisfaction or waiver by the appropriate Party of all the conditions contained in Section 4, or on such other date (no later than the Outside Date) as may be agreed to by the Parties hereto (the date on which the Closing occurs, hereinafter the “Closing Date”).

3.2     Sellers’ Deliveries to Purchaser at Closing. On the Closing Date, Sellers shall make the following deliveries to or for the benefit of Purchaser:

(a)     one or more Assignments and Assumptions of Restaurant Leases, substantially in the form attached as Exhibit A hereto, duly executed by Sellers, with respect to the Restaurant Leases (the “Assignments of Restaurant Leases”);

(b)     an Assignment and Assumption of Contracts, substantially in the form attached as Exhibit B hereto, duly executed by Sellers, pursuant to which Sellers’ interest in all Purchased Contracts (other than any Restaurant Leases) shall be assigned to Purchaser (the “Assignment of Other Contracts”);

(c)     an Assignment of Intangible Property Assets, duly executed by Sellers, substantially in the form attached as Exhibit C hereto, pursuant to which Sellers’ interest in all the Intangible Property Assets shall be assigned to Purchaser (the “Assignment of Intangible Property Assets”);

(d)     a Bill of Sale and Assignment, substantially in the form attached as Exhibit D hereto, duly executed by Sellers, pursuant to which Sellers’ interest in any Purchased Assets not otherwise assigned at the Closing shall be assigned to Purchaser (the “Bill of Sale”);

(e)     the duly executed Management Agreement, which shall address any interim arrangements necessary pending the transfer of liquor licenses and permits to Purchaser, the form and substance of which shall be agreed to by the Parties, in good faith, and attached as Exhibit E no later than the filing of the Sale Motion;

(f)     certificates of title, duly executed by Sellers, required to convey ownership of any motor vehicles or similar equipment included within the Purchased Assets;

(g)     the certificate contemplated by Section 4.3(a), duly-executed by Sellers;

(h)     appropriate evidence of all necessary Entity action by Sellers in connection with the Contemplated Transactions, including, without limitation: (i) certified copies of resolutions duly adopted by Sellers’ Board of Directors (or other governing body, as appropriate) approving the Contemplated Transactions and authorizing the execution, delivery, and performance by Sellers of this Agreement; and (ii) a certificate as to the incumbency of those officers of Sellers executing this Agreement and any instrument or other document delivered in connection with the Contemplated Transactions;

(i)     an electronic copy of the information pertaining to the Domain Names and social media accounts, along with the administrative and technical contact(s) and other information necessary for accessing the registration, operation and use of the Domain Names and social media sites, including any applicable login identification credentials and passwords therefor;

(j)     an Assignment of Patents, duly executed by Sellers, substantially in the form attached as Exhibit F hereto, pursuant to which the Sellers’ interest in all Patents shall be assigned to Purchaser (the “Assignment of Patents”);

(k)     an Assignment of Trademarks, duly executed by Sellers, substantially in the form attached as Exhibit G hereto, pursuant to which the Sellers’ interest in all Trademarks shall be assigned to Purchaser (the “Assignment of Trademarks”);

(l)     an Assignment of Copyrights, duly executed by Sellers, substantially in the form attached as Exhibit H hereto, pursuant to which the Sellers’ interest in all Copyrights shall be assigned to Purchaser (the “Assignment of Copyrights”);

(m)     an Assignment of Domain Names, duly executed by Sellers, substantially in the form attached as Exhibit I hereto, pursuant to which the Sellers’ interest in all Copyrights shall be assigned to Purchaser (the “Assignment of Domain Names”);

(n)     any such other documents, funds or other things reasonably requested by Purchaser or contemplated by this Agreement to be delivered by Sellers to Purchaser at the Closing.

3.3     Purchaser’s Deliveries to Sellers at Closing. On the Closing Date, Purchaser shall undertake the following to or for the benefit of Sellers:

(a)     pay, by wire transfer of Good Funds, and in addition to the Purchase Price, all Cure Costs to the parties to whom and pursuant to the terms by which the Bankruptcy Court directs such payments to be made under the Sale Order;

(b)     instruct the Escrow Holder in writing to release to Sellers, by wire transfer of Good Funds, the Deposit as a credit against the Purchase Price;

(c)     pay to Sellers, by wire transfer of Good Funds, an amount equal to the Purchase Price, less the funds to be released pursuant to Section 3.3(b) above (the “Cash Purchase Price”);

(d)     deliver the certificate contemplated by Section 4.2(a), duly executed by Purchaser;

(e)     deliver a counterpart of the Assignments of Restaurant Leases, duly executed by Purchaser;

(f)     deliver a counterpart of the Assignment of Other Contracts, duly executed by Purchaser;

(g)     deliver a counterpart of the Assignment of Intangible Property Assets;

(h)     deliver a counterpart of the Management Agreement;

(i)     deliver an Assumption of Liabilities Agreement with respect to the Assumed Liabilities, substantially in the form attached as Exhibit J hereto, duly executed by Purchaser (the “Assumption of Liabilities Agreement”);

(j)     deliver a counterpart to the Assignment of Patents;

(k)     deliver a counterpart to the Assignment of Trademarks;

(l)     deliver a counterpart to the Assignment of Copyrights;

(m)     deliver a counterpart to the Assignment of Domain Names;

(n)     deliver any certificates of title required to convey ownership of any motor vehicles or similar equipment owned by Sellers to Purchaser, if acknowledgement or endorsement thereof is required by Purchaser;

(o)     deliver appropriate evidence of all necessary Entity action by Purchaser in connection with the Contemplated Transactions, including, without limitation: (i) certified copies of resolutions duly adopted by Purchaser’s Board of Directors approving the Contemplated Transactions and authorizing the execution, delivery, and performance by Purchaser of this Agreement; and (ii) a certificate as to the incumbency of those officers of Purchaser executing this Agreement and any instrument or other document delivered in connection with the Contemplated Transactions; and

(p)     deliver any such other documents, funds or other things reasonably requested by Sellers or contemplated by this Agreement to be delivered by Purchaser to Sellers at the Closing.

3.4     Sales, Use and Other Taxes. Any and all sales, purchase, transfer, stamp, documentary stamp, use or similar taxes under the laws of the states in which any portion of the Purchased Assets is located, or any subdivision of any such state, or under any federal law or the laws or regulations of any federal agency or authority, which may be payable by reason of the sale or transfer of the Purchased Assets under this Agreement or the Contemplated Transactions (collectively, the “Transfer Taxes”) shall be in addition to the Purchase Price and borne and paid by Purchaser.

3.5     Possession and Risk of Loss. Right to possession of the Purchased Assets shall transfer to Purchaser on the Closing Date. Sellers shall transfer and deliver to Purchaser on the Closing Date such keys, locks and safe combinations and other similar items as Purchaser may reasonably require to obtain occupation and control of the Purchased Assets, and shall also make available to Purchaser at their then-existing locations the originals of all documents in Sellers’ possession that are required to be transferred to Purchaser by this Agreement. The risk of loss of, or damage or destruction to, any of the Acquired Restaurants to be conveyed to Purchaser under this Agreement shall be borne by Sellers until Closing.

3.6     Closing Date. All actions to be taken on the Closing pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected until all such actions, documents and transactions have been taken, delivered or effected. Unless provided otherwise herein or agreed otherwise in writing by the Parties, documents delivered at the Closing shall be dated as of the Closing Date.

4.     Conditions Precedent.

4.1     Conditions to Signing. Key Bank, N.A. shall have irrevocably consented to the Sellers’ execution of this Agreement and the Contemplated Transaction by executing the consent attached to this Agreement.

4.2     Conditions to Sellers’ Obligations. Sellers’ obligation to make the deliveries required of Sellers at the Closing Date and otherwise consummate the Contemplated Transactions shall be subject to the satisfaction of each of the following conditions (unless such condition is waived by Sellers):

(a)     All of the representations and warranties of Purchaser contained herein shall continue to be true and correct at the Closing in all material respects, and Purchaser shall have substantially performed or tendered performance of each material covenant on Purchaser’s part to be performed which, by its terms, is required to be performed at or before the Closing, and Sellers shall have received a certificate by an officer of Purchaser, dated as of the Closing Date, to such effect and to the effect that each of the conditions precedent to Closing set forth in Sections 4.1 and 4.3 either have been satisfied or have been waived by Purchaser.

(b)     Purchaser shall have tendered delivery of all items required to be delivered by Purchaser under Section 3.3.

(c)     No action, suit or other proceedings that is not stayed by the Bankruptcy Court shall be pending before any Governmental Body seeking or threatening to restrain or prohibit the consummation of the Contemplated Transactions, or seeking to obtain substantial damages in respect thereof, or involving a Claim that consummation thereof would result in the violation of any Legal Requirement of any Governmental Body having appropriate jurisdiction.

(d)     The Bankruptcy Court shall have entered the Sale Order in accordance with Section 9 below, and the Sale Order shall not have been reversed or stayed as of the Closing Date.

4.3     Conditions to Purchaser’s Obligations. Purchaser’s obligation to make the deliveries required of Purchaser at the Closing and otherwise consummate the Contemplated Transactions shall be subject to the satisfaction of each of the following conditions (unless such condition is waived by Purchaser):

(a)     All of the representations and warranties of Sellers contained herein shall continue to be true and correct at the Closing in all material respects, and Sellers shall have substantially performed or tendered performance of each and every covenant on Sellers’ part to be performed which, by its terms, is required to be performed at or before the Closing (provided, however, that Sellers shall have performed in all respects its covenants hereunder to sell, assign, transfer, convey and deliver to Purchaser all of Sellers’ right, title and interest in and to all Purchased Assets, free and clear of all Encumbrances), and Purchaser shall have received a certificate by officers of Sellers, dated as of the Closing Date, to such effect and to the effect that each of the conditions precedent to Closing set forth in Section 4.1 and 4.2 either have been satisfied or have been waived by Sellers.

(b)     Sellers shall have tendered delivery of all items required to be delivered by Sellers under Sections 3.2 and 3.5.

(c)     No action, suit or other proceedings that is not stayed by the Bankruptcy Court shall be pending before any Governmental Body seeking or threatening to restrain or prohibit the consummation of the Contemplated Transactions, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any Legal Requirement of any Governmental Body having appropriate jurisdiction.

(d)     Sellers shall have filed the Sale Motion and the Bankruptcy Court shall have entered the Sale Order in accordance with Section 9 below, and the Sale Order shall not have been reversed or stayed as of the Closing Date.

(e)     Purchaser’s satisfaction, in its sole and absolute discretion, of its business and legal due diligence with respect to each Seller (a “Diligence Termination”). Not later than 11:59 p.m. Mountain time on September 16, 2019 (the “Diligence Deadline”), Purchaser shall have notified Sellers in writing either that (i) Purchaser has completed its business and legal due diligence with respect to each Seller and the results thereof are acceptable to Purchaser (which determination Purchaser shall have the right to make in its sole and absolute discretion) or (ii) Purchaser has waived such requirement (which waiver Purchaser may make or refrain from making in its sole and absolute discretion) (each of the notices contemplated by items (i) and (ii) of the foregoing sentence are referred to herein as a “Ready to Proceed Notice”). Purchaser’s failure to deliver a Ready to Proceed Notice by the Diligence Deadline shall conclusively be deemed Purchaser’s waiver of the diligence condition set forth in this Section 4.3(e).

(f)     Purchaser has the right, in its sole and absolute discretion, to terminate this Agreement due to lack of financing (a “Financing Termination”). Not later than 11:59 p.m. Mountain time on September 20, 2019 (the “Financing Deadline”), Purchaser shall have notified Sellers, in writing, either that (i) Purchaser has received the financing on the terms provided for in the Term Sheet or (ii) Purchaser has waived such requirement (each of the notices contemplated by items (i) and (ii) of the foregoing sentence are referred to herein as a “Financing Clearance Notice”). Purchaser’s failure to deliver a Financing Clearance Notice by the Financing Deadline shall conclusively be deemed Purchaser’s waiver of the condition set forth in this Section 4.3(f).

5.	Sellers’ Representations and Warranties.

Each of Sellers (as to itself) hereby makes the following representations and warranties to Purchaser:

5.1     Organization.      Each of Sellers is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or other formation. Each of Sellers is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where qualification is required. Each of Sellers has all requisite Entity power and authority to own, lease and, subject to the provisions of the Bankruptcy Code applicable to debtors in possession, to operate its properties, carry on the Business as now being conducted, and to enter into this Agreement and to consummate the Contemplated Transactions.

5.2     Validity and Enforceability. The execution, delivery and performance of this Agreement by each of Sellers, and the consummation by each of Sellers of the Contemplated Transactions, have been duly authorized by all requisite corporate action. Subject to the entry and effectiveness of the Sale Order, this Agreement has been duly and validly executed and delivered by each of Sellers and (assuming this Agreement constitutes a valid and binding agreement of Purchaser) constitutes a valid and binding agreement of each of Sellers, enforceable against each of Sellers in accordance with its terms, except as to the effect, if any, of the Standard Exceptions to Enforceability.

5.3     No Conflict. Subject to the entry of the Sale Order, neither the execution, delivery or performance of this Agreement by any of Sellers, nor the consummation by any of Sellers of the Contemplated Transactions, nor compliance by any Sellers with any of the provisions hereof, (a) conflict with or result in any breach of the articles of incorporation or bylaws of Sellers, (b) conflict with, result in a violation or breach of, or constitute (with or without notice or lapse of time) a default (or give rise to any right of termination, modification, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of, any note, bond, mortgage, deed of trust, security interest, or Contract to which any of Sellers is a party or by which any of Sellers’ properties or assets may be bound or affected, (c) violate any Legal Requirement applicable to Sellers or to Sellers’ properties or assets, (d) result in the creation or imposition of any Encumbrance on any asset of Sellers, or (e) cause the suspension or revocation of any Business Permits.

5.4     Litigation. Except for the Chapter 11 Cases, there is no material legal proceeding of any type or kind (whether governmental, quasi-governmental, judicial or in an alternative dispute resolution forum) pending that, once the Sale Order is given effect, will result in any Liability on Purchaser or, to Sellers’ Knowledge, threatened against or affecting any of Sellers that would likely result in the imposition of any Liability on Purchaser or in respect of the Purchased Assets, nor is there any material judgment or Order of any Governmental Body outstanding against Sellers.

5.5     Broker’s or Finder’s Fees. No agent, broker or Person acting on behalf of any of Sellers is, or will be, entitled to any commission or broker’s or finder’s fees from Purchaser in connection with the Contemplated Transactions; provided, however, the Seller’s investment banker, Piper Jaffray, shall seek the Bankruptcy Court’s approval to receive a transaction fee in accordance with the terms of its retention application.

5.6     Title to Assets; Sufficiency of Assets. To Sellers’ Knowledge, Sellers have good and marketable title to, a valid license to or a valid leasehold interest in the Purchased Assets. To Sellers’ Knowledge, except for the Excluded Assets, the Purchased Assets and all Contracts identified by Seller (whether or not Purchased Contracts) constitute all of the assets used or necessary for the operation of the Acquired Restaurants as presently conducted.

6.	Purchaser’s Warranties and Representations.

In addition to the representations and warranties contained elsewhere in this Agreement, Purchaser hereby makes the following representations and warranties to Sellers as of the Closing Date:

6.1     Organization. Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. Purchaser has all requisite corporate power and authority to own, lease and operate its properties, execute and deliver this Agreement, and to perform its obligations hereunder and consummate the Contemplated Transactions.

6.2     Validity and Enforceability. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as may be limited by the Standard Exceptions to Enforceability.

6.3     No Conflict. The execution, delivery and performance of this Agreement by Purchaser, and the consummation by Purchaser of the Contemplated Transactions, have been duly and validly authorized. The execution and delivery of this Agreement, the consummation of the Contemplated Transactions, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Purchaser, do not and will not (a) conflict with or result in a breach of the articles of incorporation or bylaws of Purchaser, (b) violate any Legal Requirement, or (c) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Purchaser is a party or by which Purchaser or its assets or properties may be bound.

6.4     Financing. The Purchaser has delivered to Sellers duly executed copies of a term sheet dated as of August 7, 2019, pursuant to which, subject to the terms and conditions set forth therein, Purchaser anticipates obtaining financing from a lender (the “Lender”) to consummate the Contemplated Transactions (the "Term Sheet"). Subject to the funding of the financing set forth in the Term Sheet in accordance with its terms, the aggregate proceeds of the financing contemplated by the Term Sheet shall be sufficient to enable Purchaser to pay the Purchase Price and consummate the transactions contemplated by this Agreement. None of the parties hereto, nor or any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Lender or any Affiliate thereof (collectively, the "Debt Financing Sources"), solely in their respective capacities as lenders or arrangers in connection with the financing contemplated by the Term Sheet and the Debt Financing Sources, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any party hereto or any related person thereof, in connection with this Agreement or the financing contemplated by the Term Sheet, whether at law or equity, in contract, in tort or otherwise

6.5     Broker’s or Finder’s Fees. No agent, broker or Person acting on behalf of Purchaser is, or will be, entitled to any commission or broker’s or finder’s fees from Sellers in connection with the Contemplated Transactions.

7.	“AS IS” Transaction.

Purchaser hereby acknowledges and agrees that, except only as provided in Section 5 above, Sellers make no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Purchased Assets (including, without limitation, income to be derived or expenses to be incurred in connection with the Purchased Assets, the physical condition of any tangible Purchased Assets, the environmental condition or other matter relating to the physical condition of any real property or improvements which are the subject of any Restaurant Lease, the zoning of any real property or improvements which are the subject of any Restaurant Lease, the value of the Purchased Assets (or any portion thereof), the transferability of the Purchased Assets or any portion thereof, the terms, amount, validity, collectability or enforceability of the Receivables or any Assumed Liabilities or Sellers’ Contract, the merchantability or fitness of the Furniture and Equipment, the Inventory or any other portion of the Purchased Assets for any particular purpose, or any other matter or thing relating to the Purchased Assets or any portion thereof). Without in any way limiting the foregoing, Sellers hereby disclaim any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Purchased Assets. Purchaser will accept the Purchased Assets at the Closing “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”

8.	Covenants

8.1     Liquor License Approvals. Sellers shall reasonably cooperate with Purchaser in connection with Purchaser’s filings with any Governmental Body or third party with respect to any of the Liquor Licenses and obtaining the necessary consents and approvals pertaining to transfer and/or issuance of the Liquor Licenses to Purchaser (“Liquor License Approvals”), including by entering into the Management Agreement.

8.2     Adequate Assurance Regarding Purchased Contracts. With respect to each Purchased Contract set forth on Schedule 1.1(f), Purchaser shall provide adequate assurance of the future performance of such Purchased Contract by Purchaser as required by Sections 365(b)(1)(C) and/or 365(f)(2)(B) of the Bankruptcy Code, as applicable, and Purchaser shall bear all risk associated with any failure by Purchaser to make such showing to the Bankruptcy Court’s satisfaction.

8.3     Personally Identifiable Information. Purchaser shall honor and observe any and all written policies of Sellers (which are attached on Schedule 8.3) in effect on the Petition Date prohibiting the transfer of personally identifiable information about individuals and otherwise comply with the requirements of Section 363(b)(1)(A) of the Bankruptcy Code.

8.4     Access to Information. Sellers shall afford Purchaser and its respective accountants, counsel and other representatives reasonable access during the period from the date hereof and prior to the Closing to (i) all of their respective properties, books, Contracts, commitments and records, (ii) other information concerning the Assets, business, properties and personnel of Sellers, as Purchaser may reasonably request, and (iii) all personal of Sellers identified by Purchaser. No information or knowledge obtained in any investigation pursuant to this Section 8.4 shall affect or be deemed to modify any representation or warranty contained herein, any conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and provisions hereof or any rights or remedies of the parties hereunder.

8.5     Cooperation with Financing. Upon request of Purchaser, Sellers shall provide reasonable cooperation and assistance to Purchaser in connection with the arrangement of the financing contemplated by the Term Sheet; provided, that such requested cooperation and assistance does not unreasonably interfere with the ongoing business of the Sellers.

8.6     Exclusivity. Subject to fiduciary obligations under applicable law as advised in writing by counsel, the Sellers shall not, and each shall cause the Sellers’ Affiliates, financial advisors and investment bankers not to, directly or indirectly, through any officer, director, manager, employee, agent or representative of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement, arrangement or amalgamation agreement or other similar agreement with any Person other than Purchaser or its Affiliates with respect to the sale of any shares of capital stock, securities or other equity interests of the Sellers’, or a merger, arrangement, amalgamation, consolidation, business combination, sale of all or any substantial portion of the assets of the Sellers’, or the liquidation or similar extraordinary transaction with respect to the Sellers’ or the Business. The Sellers’ shall promptly (and in any event within 24 hours) notify Purchaser in writing of all relevant terms of: (a) any bona fide proposal by a third party, including the identity of such third party, to do any of the foregoing; and (b) any request from a third party for non-public information, in either case which the Sellers’ or any of their respective Affiliates or any of their respective officers, directors, managers, partners, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of such matters and, if such proposal or request is in writing, the Sellers, shall promptly deliver to Purchaser a copy of such proposal or request, as applicable.

9.	Bankruptcy Court Approvals.

9.1     Promptly following the Effective Date (and in no event later than five (5) days thereafter), Sellers shall file the Sale Motion and shall use commercially reasonable efforts to obtain the Sale Order. Any material changes to the form of the Sale Order must be approved by Purchaser and Sellers in their respective sole discretion. Purchaser shall provide adequate assurance of future performance (satisfactory to the Bankruptcy Court) to the counterparties to Sellers’ Purchased Contracts.

9.2     Sellers shall consult in good faith with Purchaser and its representatives concerning the Sale Order, any other Orders of the Bankruptcy Court relating to the Contemplated Transactions, and the bankruptcy proceedings in connection therewith. Sellers will provide Purchaser with a reasonable opportunity to review and comment upon all motions, applications and supporting papers relating to the transactions contemplated by this Agreement prepared by Sellers prior to the filing thereof in the Chapter 11 Cases. All motions, applications and supporting papers prepared by Sellers and relating to the transactions contemplated by this Agreement (including forms of orders and notices to interested parties) must be acceptable in form and substance to Purchaser, in its reasonable discretion. Sellers shall give appropriate notice, and provide appropriate opportunity for hearing, to all Persons entitled thereto, of all motions, orders, hearings and other proceedings relating to this Agreement and the transactions contemplated hereby and thereby and such additional notice as ordered by the Bankruptcy Court. Sellers shall use reasonable best efforts to secure entry of the Sale Order. Sellers shall use reasonable best efforts to demonstrate to the Bankruptcy Court that they have taken reasonable steps to obtain the highest, best or otherwise financially superior offer possible for the Purchased Assets under the circumstances. Sellers shall use their commercially reasonable efforts to secure expedited resolution of any appeal, petition or motion for reconsideration, modification amendment, vacation, stay rehearing or re-argument related to the Sale Order. Sellers shall use commercially reasonable efforts to comply (or obtain an Order from the Bankruptcy Court waiving compliance) with all requirements under the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules in connection with obtaining approval of the Sale Order. Sellers shall consult in good faith with Purchaser and its representatives concerning the Sale Order, any other Orders of the Bankruptcy Court relating to the transactions, and the bankruptcy proceedings in connection therewith, and use commercially reasonable efforts to provide Purchaser with copies of applications, pleadings, notices, proposed Orders and other documents relating to such proceedings as soon as reasonably practicable but no later than one (1) Business Day (to the extent reasonably practicable), prior to filing.

9.3     Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Purchaser or Designated Purchaser, as applicable, under the Purchased Contracts, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code; provided, however, in no event shall Purchaser or Sellers be required to agree to any amendment of this Agreement.

9.4     Sellers further covenant and agree that, after the entry of the Sale Order, the terms of any reorganization or liquidation plan it submits to the Bankruptcy Court, or any other court for confirmation or sanction, shall not be intended to (or reasonably likely to) supersede, abrogate, nullify or restrict the terms of this Agreement in any material respect, or prevent the consummation or performance of the transactions.

10.     Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement:

10.1     During the period between the Effective Date and Closing, Sellers and Purchaser shall (a) use their commercially reasonable efforts (i) to cause the conditions in Section 4 to be satisfied, (ii) to deliver or cause to be delivered at the Closing the items to be delivered by Sellers and Purchaser pursuant to Section 3.2 and Section 3.3, respectively, and (iii) to take all other actions to consummate the Contemplated Transactions, and (b) not take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any authorizations, Consents, or Orders to be sought pursuant to this Agreement.

10.2     From and after the Closing, and for no further consideration, Sellers and Purchaser shall use commercially reasonable efforts to deliver or cause to be delivered such additional documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable to make effective the Contemplated Transactions and to carry out the provisions hereof including (a) transferring back to Sellers any Excluded Liability which was inadvertently transferred, and (b) transferring to Purchaser any Purchased Asset contemplated by this Agreement to be transferred to Purchaser and which was not so transferred on the Closing Date; provided that nothing herein shall require Sellers to execute any document or take any action that would (i) impose or involve obligations or Liabilities on Sellers over and above those imposed on Sellers by the other provisions of this Agreement, (ii) involve any cost or expense (individually or in the aggregate) that is material in amount, or (iii) include joining or otherwise becoming a party to any action or proceeding of any kind.

10.3     From and after the Closing, Purchaser and Sellers shall reasonably cooperate in the transition of the Purchased Assets from Sellers to Purchaser, provided that neither Party shall be required to expend other than nominal unreimbursed costs in providing such cooperation.

10.4     Within fifteen (15) days after the Closing Date, Sellers shall use commercially reasonable efforts to take such corporate and other actions necessary to change their company names to ones that are not similar to, or confusing with, their current names, including any necessary filings required by the law of the state of their respective organization, and shall promptly thereafter provide Purchaser with written evidence of such name changes. Sellers shall also file a motion with the Bankruptcy Court to change the captions of the Chapter 11 Cases to reflect such name changes.

11.	Conduct Pending Closing.

11.1     Except with the prior written consent of Purchaser, as otherwise contemplated or permitted by this Agreement or as required by the Bankruptcy Code, from the Effective Date until the Closing Date, Sellers shall operate the Acquired Restaurants in the ordinary course of business (i.e., as such Acquired Restaurants have been operated during the immediately preceding 6-month period), comply with all Legal Requirements applicable to the operation of the Acquired Restaurants and preserve its present business organization intact (in each of the foregoing cases, taking into account Sellers’ status as debtors-in-possession).

11.2     Sellers shall promptly inform Purchaser in writing of the occurrence or non-occurrence of any event that, to Sellers’ Knowledge, could cause any condition set forth in Section 4.3 not to be satisfied or the breach of any covenant hereunder by Sellers.

11.3     Each Party agrees that it will not make any public announcement or issue any press release or respond to any press inquiry with respect to this Agreement or the Contemplated Transactions without the prior approval of the other Party (which approval will not be unreasonably withheld), except as may be required (i) by any applicable Legal Requirement, or (ii) to administer the Chapter 11 Cases.

12.	[Intentionally Omitted.]

13.	Employee Matters.

13.1     As of the Closing Date, Purchaser shall have the right, but not the obligation, to employ or engage as contractors any or all of the employees of Sellers whose job function primarily relates to the Business (“Business Employees”) as Purchaser determines. Any Business Employees actually employed by Purchaser are referred to herein as “Transferred Employees.” The terms of employment offered to any Business Employees shall be determined by Purchaser in its sole discretion and shall be contingent upon the issuance of the Sale Order by the Bankruptcy Court. Purchaser shall deliver a list of the Business Employees it intends to hire no later than ten (10) calendar days prior to the Closing Date. As of the Closing, the employment of all of the Transferred Employees shall be terminated by Sellers; provided, however, Sellers shall be permitted to retain such employees as they deem reasonably necessary to administer or otherwise wind-down the Chapter 11 Cases.

13.2     Subject to Purchaser’s obligations under Section 2.3(g), Sellers will pay, in the ordinary course of business payroll practices, all obligations owed to the Transferred Employees through the day prior to the Closing Date for salary, wage, bonus, paid time off, benefits, overtime, and other compensation or other amounts payable to or with respect to Transferred Employees. Notwithstanding the inclusion of any payroll taxes in the Assumed Liabilities, Seller shall withhold and remit all applicable payroll taxes as required by law on or prior to the Closing Date with respect to all employees of Sellers as of such date to the extent such payments are due on or before the Closing Date. Sellers will be solely liable for all workers’ compensation claims made by any of the Transferred Employees based on events or circumstances first occurring before the Closing Date.

13.3     Beginning at 12:01 a.m. on the Closing Date, Purchaser will provide employee benefit coverage for all Transferred Employees under new or existing plans sponsored by Purchaser. Purchaser will provide credit under its new or existing plans for all Transferred Employees’ compensated time-off that is due from Sellers as of the Closing Date. Sellers will pay all other restaurant level Business Employees that are not Transferred Employees the amount of their compensated time-off that is due from Sellers as of the Closing Date, and Purchaser will reimburse Sellers for such amounts on the Closing Date. Except for such compensated time-off, Sellers will remain solely liable, and Purchaser will not assume or otherwise have any Liabilities for, any contributions or benefits due with respect to any period prior to the Closing Date under any of Sellers’ employee benefit plans.

13.4     Sellers shall retain the Liability for vacation time, sick leave, personal leave and other compensated time off accrued as of the Closing by Business Employees who are neither Transferred Employees nor restaurant level Business Employees (the obligations to whom are being expressly assumed by Purchaser pursuant to Section 2.3(g)).

13.5     [Intentionally Omitted]

13.6     Sellers shall be solely liable for complying with the WARN Act and any and all comparable state law obligations (and for any failures to so comply); provided, however, that Purchaser shall be solely responsible for all Liabilities relating to or arising in connection with any actual, constructive or deemed termination of employment by Purchaser of any Transferred Employee after the Closing Date.

14.	Termination.

14.1     Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of the Parties.

14.2     Termination by Either Purchaser or Sellers and Automatic Termination In Certain Circumstances. This Agreement may be terminated at any time prior to the Closing Date by either Purchaser or Sellers if any Governmental Body shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions and either (i) thirty (30) days shall have elapsed from the issuance of such Order and such Order has not been removed or vacated, or (ii) such Order shall have become final and non-appealable. This Agreement shall terminate automatically and without the need for any further action by Sellers and Purchaser upon a Diligence Termination or a Financing Termination.

14.3     Termination by Sellers. This Agreement may be terminated at any time prior to the Closing Date by Sellers as follows:

(a)     if there has been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained herein (provided such breach would give rise to the failure of any of the conditions set forth in Section 4.2 to be satisfied), and the failure of Purchaser to cure such breach by the earlier of (i) the Outside Date and (ii) the date that is ten (10) days following its receipt of the Seller Termination Notice; provided, however, that (1) no Seller is in breach of any of its representations, warranties, covenants or agreements contained here, (2) the Sellers notify Purchaser in writing (the “Seller Termination Notice”) of Sellers intention to exercise its rights under this Section 14.3(a) as a result of such breach, and (3) Sellers specify in the Seller Termination Notice the representation, warranty, covenant or agreement contained herein of which Purchaser is allegedly in breach. For the avoidance of doubt, except as set forth in Section 4.3(e) and Section 4.3(f), the failure to satisfy or waive any condition precedent of Purchaser specified in Section 4.3 shall not be considered a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained herein;

(b)     if any condition precedent of Sellers specified in Section 4.2 shall not have been satisfied or waived and shall have become impossible to satisfy, unless the failure of such condition to have been satisfied was caused primarily by a material breach by Sellers;

(c)     if the Sale Order is not entered by the Bankruptcy Court by September 26, 2019; or

(d)     if the Closing Date shall not have occurred on or before 5:00 p.m. Pacific time on the Outside Date, but only to the extent the Closing has not occurred as of the Outside Date for reasons other than Sellers’ failure to meet its obligations hereunder, including without limitation using all diligent and commercially reasonable efforts to obtain approval of the Sale Order by the dates set forth herein.

14.4     Termination by Purchaser. This Agreement may be terminated at any time prior to the Closing Date by Purchaser as follows:

(a)     if the Sale Order is not entered by the Bankruptcy Court by September 26, 2019;

(b)     if there has been a material breach by a Seller, which breach such Seller has failed to cure within ten (10) days following its receipt of written notice thereof from Purchaser;

(c)     (1) if any condition precedent of Purchaser specified in Sections 4.1 or 4.3 shall not have been satisfied or waived or, in the reasonable judgment of Purchaser, shall have become reasonably unlikely to be satisfied, unless the failure of such condition to have been satisfied was caused primarily by a material breach by Purchaser or (2) any time on or prior to the Diligence Deadline, provided that Purchaser has not previously provided a Ready to Proceed Notice, or (3) any time on or prior to the Financing Deadline, provided that Purchaser has not previously provided a Financing Clearance Notice;

(d)     if the Bankruptcy Court enters any Order approving any Alternative Transaction or confirming any Chapter 11 Plan involving any Alternative Transaction;

(e)     if the Closing Date shall not have occurred on or before 5:00 p.m. Pacific time on the Outside Date, but only to the extent the Closing has not occurred as of the Outside Date for reasons other than Purchaser’s failure to meet its obligations hereunder;

(f)     if the Chapter 11 Case shall be dismissed or converted to cases under Chapter 7 of the Bankruptcy Code, or if any trustee is appointed in the Chapter 11 Case; or

(g)     if for any reason (other than Purchaser’s failure to provide adequate assurance of future performance sufficient to satisfy the relevant requirements of Section 365 of the Bankruptcy Code or applicable nonbankruptcy law and Section 365(c)(1) prohibits assignment without the counterparty’s consent) Sellers are unable, or fail, to assume and assign to Purchaser at the Closing all Purchased Contracts.

14.5     Effect of Termination. In the event of termination by either Sellers or Purchaser of this Agreement pursuant to this Section 14, written notice thereof shall as promptly as practicable be given to the other Parties and thereupon this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by the Parties hereto. Upon termination of this Agreement, (a) except as otherwise provided in this Agreement, this Agreement shall cease to have any force or effect, (b) the Parties shall not have any liability to each other, except for fraud occurring on or before the date of such termination, and (c) the Parties under this Agreement shall cease to have any further obligations under this Agreement except pursuant to Sections 2.2, 12, 14.5, 16.1 through 16.9, and 16.11 through 16.19 (as such obligations are affected by any defined terms contained herein relating thereto), and (d) all filings, applications and other submissions made pursuant to the Contemplated Transactions shall, to the extent practicable, be withdrawn from the Governmental Body or Person to which made. The Sellers’ right to terminate this Agreement and receive the Deposit pursuant to Sections 2.2(c), 2.2(d) and 14.3 shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other person in connection with this Agreement, the financing contemplated by the Term Sheet, the transactions contemplated hereby and thereby and shall be the sole and exclusive remedy of the Sellers and its affiliates against the Purchaser, the Debt Financing Sources, if any, and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the transaction contemplated hereby to be consummated, in each case, in any circumstance in which the Sellers are permitted to terminate this Agreement and receive the Deposit pursuant to Sections 2.2 (c), 2.2(d) and 14.3, and upon the Sellers’ receipt and acceptance of such amounts, none of Purchaser, the Debt Financing Sources, if any, or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, however, that if this Agreement is terminated (x) by Sellers pursuant to Section 14.3(d) solely by reason of Purchaser’s non-compliance therewith and in the absence of any other termination rights and provisions in this Agreement (including, without limitation, by reason of a Financing Termination), or (y) by Purchaser pursuant to Section 14.4(e) solely by reason of Seller’s non-compliance therewith and in the absence of any other termination rights and provisions in this Agreement (including, without limitation, by reason of a Financing Termination), then the terminating Party retains its right to pursue any available remedies at law against the other Party, which remedies survive the termination unimpaired.

14.6     Notification of Certain Events. Sellers shall give written notice to Purchaser promptly upon becoming aware of any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or could reasonably be expected to cause any condition to the obligations of Purchaser to effect the Contemplated Transactions not to be satisfied. If Sellers give Purchaser a written notice pursuant to this Section 14.6 then Purchaser shall be permitted to terminate this Agreement pursuant to Section 14.4.

15.	Post-Closing Matters.

15.1     Further Conveyances and Assumptions.

(a)     From time to time following the Closing, Sellers shall make available to Purchaser such data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such employees into Purchaser’s records.

(b)     From time to time following the Closing, Sellers and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to each of Sellers and its successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the Contemplated Transactions. For the avoidance of all doubt, nothing herein shall require Sellers to execute any document or take any action that would (i) impose or involve obligations or Liabilities on Sellers over and above those imposed on Sellers by the other provisions of this Agreement, (ii) involve any cost or expense (individually or in the aggregate) that is material in amount, or (iii) include joining or otherwise becoming a party to any action or proceeding of any kind.

15.2     Reasonable Access to Records and Certain Personnel. For a period of one (1) year following the Closing, (i) the Purchaser shall permit Sellers’ counsel and other professionals and counsel for any successor to Sellers and their respective professionals (collectively, “Permitted Access Parties”) reasonable access to the financial and other books and records relating to the Purchased Assets or the Business, which access shall include the right of such Permitted Access Parties to copy, at such Permitted Access Parties’ expense, such documents and records as they may request to the extent necessary to permit Sellers to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date (for example, for purposes of any Tax or accounting audit or any claim or litigation matter, but not for any dispute or claim between Purchaser and Seller in connection with this Agreement, the related Documents or otherwise), for periods prior to the Closing and shall preserve such books and records until the later of (a) such period as shall be consistent with Purchaser’s records retention policy in effect from time to time, (b) the retention period required by applicable Law, (c) the conclusion of all bankruptcy proceedings relating to the Chapter 11 Cases or (d) in the case of books and records relating to Taxes, the expiration of the statute of limitations applicable to such Taxes, and (ii) upon 3 Business Days advance written notice to Purchaser, Purchaser shall provide the Permitted Access Parties (at no cost to the Permitted Access Parties) with reasonable access during regular business hours to complete their post-Closing activities (including, without limitation, preparation of Tax Returns), provided that such access does not unreasonably interfere with the Purchaser’s business operations.

16.	Miscellaneous.

16.1     Attorneys’ Fees. In the event that any Party hereto brings an action or other proceeding to enforce or interpret the terms and provisions of this Agreement, each Party in that action or proceeding shall bear its own attorneys’ fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys’ fees).

16.2     Notices. Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by any Party to the others shall be deemed effected upon personal delivery in writing, one Business Day after being dispatched by reputable overnight courier (e.g., FedEx), postage prepaid, or in the case of delivery by facsimile, as of the date of facsimile transmission (with answer back confirmation of such transmission), or in the case of delivery by email, as of the date of the email transmission (with read-receipt enabled). Notices shall be addressed as set forth below, but each Party may change its address by written notice in accordance with this Section 16.2.

To Seller(s):          Kona Grill, Inc.

15059 North Scottsdale Road, Suite 300

Scottsdale

AZ 85254

Facsimile: (844) 272 6842

Attn:   Christopher Wells, CRO

Email: CWells@alvarezandmarsal.com

With a copy to (which shall not constitute notice):

Pachulski Stang Ziehl & Jones LLP

150 California Street, 15th Floor

San Francisco, CA 94111

Attn:      Jeremy V. Richards and John W. Lucas

Email:    jlucas@pszjlaw.com

jrichards@pszjlaw.com

Facsimile: (302) 652-4400

To Purchaser:        Kona Grill Acquisition, LLC

c/o The One Group

1624 Market St. STE. 311

Denver, CO 80202

Attn: Emanuel Hilario and Tyler Loy

Email: ehilario@togrp.com; tloy@togrp.com

With a copy to (which shall not constitute notice):

Foley Hoag LLP

1301 Avenue of the Americas

New York, NY 10019

Attn: Alison Bauer, Esq.

Email: abauer@foleyhoag.com

16.3     Entire Agreement. This Agreement, the Sale Order and the documents, certificates and instruments to be executed and or delivered pursuant hereto and thereto contain the entire agreement among the Parties relating to the sale of the Purchased Assets. Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the Party to be charged.

16.4     Modification. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the Parties hereto which expressly indicates the intention to modify, amend or supplement this Agreement.

16.5     Severability. Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive.

16.6     Captions. All captions, Section titles and headings contained in this Agreement are for convenience of reference only and shall be without substantive meaning or context of any kind whatsoever and shall not be construed to limit or extend the terms or conditions of this Agreement.

16.7     Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver; provided, however, that the Consent of a Party to the Closing shall constitute a waiver by such Party of any condition precedent to Closing not satisfied as of the Closing Date.

16.8     Payment of Fees and Expenses. Except as provided in Sections 12 and 16.1 above, each Party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of the Agreement and the Contemplated Transactions.

16.9     Survival. The respective representations and warranties of Purchaser and Sellers under this Agreement shall lapse and cease to be of any further force or effect effective upon the Closing. Except as provided in the immediately preceding sentence, the covenants and agreements of Sellers and Purchaser herein, or in any certificates or other documents delivered prior to or at the Closing, shall not be deemed waived or otherwise affected by the Closing.

16.10     Assignments. This Agreement shall not be assigned by Sellers or Purchaser without the prior written consent of the other(s), which consent Purchaser or Sellers may grant or withhold in their respective sole and absolute discretion; provided, however, that Purchaser may assign or otherwise transfer any or all of its rights and interests hereunder to one or more affiliates, wholly owned subsidiaries, successors by consolidation, merger or operation of law, purchasers of all or substantially all of the Purchaser’s assets or business or lenders of Purchaser as collateral (subject, in all instances to Purchaser’s obligations under Section 8.2 hereof) No assignment by any Party hereunder shall be deemed to in any way limit the assignor’s liability or obligations hereunder.

16.11     Binding Effect. This Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and permitted assigns of the Parties hereto.

16.12     Applicable Law. This Agreement shall be governed by and construed in accordance with the Bankruptcy Code and to the extent not inconsistent with the Bankruptcy Code, the law of the State of Delaware applicable to contracts made and performed in such State.

16.13     Construction. In the interpretation and construction of this Agreement, the Parties acknowledge that the terms hereof reflect extensive negotiations between the Parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by either Party hereto.

16.14     CONSENT TO JURISDICTION. THE PARTIES AGREE THAT THE BANKRUPTCY COURT SHALL BE THE EXCLUSIVE FORUM FOR ENFORCEMENT OF THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS AND (ONLY FOR THE LIMITED PURPOSE OF SUCH ENFORCEMENT) SUBMIT TO THE JURISDICTION THEREOF; PROVIDED THAT IF THE BANKRUPTCY COURT DETERMINES THAT IT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THEN EACH PARTY (A) AGREES THAT ALL SUCH ACTIONS OR PROCEEDINGS SHALL BE HEARD AND DETERMINED IN A FEDERAL COURT OF THE UNITED STATES SITTING IN THE CITY OF NEW YORK, NEW YORK, (B) IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING, (C) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE VENUE OR JURISDICTION OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT, AND (D) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 16.2 (PROVIDED THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY NEW YORK LAW).

16.15     Counterparts. This Agreement may be signed in counterparts. The Parties further agree that this Agreement may be executed by the exchange of facsimile or electronic pdf signature pages provided that by doing so the Parties agree to undertake to provide original signatures as soon thereafter as reasonable in the circumstances.

16.16     Non-Recourse. No past, present or future stockholder, director, officer, employee, or incorporator of Sellers or Purchaser shall have any liability for any obligation or Liability of Sellers or Purchaser, as the case may be, under this Agreement or for any claim, counter-claim, cause of action or demand based on, in respect of, or by reason of, the Contemplated Transactions, except for any claim against any Person based on the fraud or gross negligence of such Person in connection with any representations of Sellers or Purchaser hereunder, as the case may be.

16.17     Time is of the Essence. Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof.

16.18     Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:

(a)     when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated;

(b)     the headings and captions used in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)     whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)     the words “hereof,” “herein” and “hereunder” and works of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)     all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)     the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)     any law defined or referred to herein or in any agreement or instrument that is referred to herein means such law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor laws;

(h)     references to a person are also to its permitted successors and assigns; and

(i)     the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

16.19     Third Party Beneficiaries. This Agreement is intended to be solely for the benefit of the Parties hereto and is not intended to confer, and shall not be deemed to confer, any benefits upon, or create any rights in or in favor of, any Person other than the Parties hereto, and their respective permitted assigns.

17.     Definitions. In addition to the other terms defined elsewhere in this Agreement, for the purposes of same, the following words and terms shall have the meaning set forth below (such meanings being equally applicable to both the singular and plural form of the terms defined). The exhibits and schedules referenced in this Section 17 and throughout the Agreement are deemed to be part of the Agreement and are incorporated herein by reference.

“Acquired Restaurant” means those restaurants which are operated at the premises leased pursuant to a Restaurant Lease.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.

“Agreement” shall have the meaning provided for in the preamble.

“Allocation Schedule” shall have the meaning provided for under Section 2.7.

“Alternative Transaction” means any agreement or transaction involving the sale (in a single transaction or a series of transactions) of all or substantially all of the Purchased Assets, or the issuance or sale (in a single transaction or a series of transactions) of all or substantially all of the equity interests of Sellers or any of their successors to any Person other than Purchaser or a designee of Purchaser.

“Apportionment Amount” shall have the meaning provided for under Section 2.7.

“Assignment of Copyrights” shall have the meaning provided for under Section 3.2(l).

“Assignment of Domain Names” shall have the meaning provided for under Section 3.2(m).

“Assignment of Intangible Property Assets” shall have the meaning provided for under Section 3.2(d).

“Assignment of Other Contracts” shall have the meaning provided for under Section 3.2(c).

“Assignment of Patents” shall have the meaning provided for under Section 3.2(j).

“Assignment of Restaurant Leases” shall have the meaning provided for under Section 3.2(b).

“Assignment of Trademarks” shall have the meaning provided for under Section 3.2(k).

“Assumed Liabilities” shall have the meaning provided for under Section 2.3.

“Assumption of Liabilities Agreement” shall have the meaning provided for under Section 3.3(i).

“Avoidance Action” means all preference or avoidance claims and actions of Sellers, including, without limitation, any such claims and actions arising under Sections 544, 547, 548, 549, and 550 of the Bankruptcy Code and any other affirmative Claim of Sellers against third parties, including, without limitation, any Claims arising under non-bankruptcy law.

“Bankruptcy Code” shall have the meaning provided for under Recital B.

“Bankruptcy Court” shall have the meaning provided for under Recital B.

“Bill of Sale” shall have the meaning provided for under Section 3.2(d).

“Business” shall have the meaning provided for under Recital A.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which banks in California are closed.

“Business Employees” shall have the meaning provided for under Section 13.1.

“Business Permit” means any business permit, license, certificate of occupancy, registration, certificate of public convenience and necessity, approval, easement, authorization or operating right issued or granted by any Governmental Body having jurisdiction over the Business.

“Cash Purchase Price” shall have the meaning provided for under Section 3.3(c).

“Chapter 11 Cases” shall have the meaning provided for under Recital B.

“Claim” means any claim, cause of action, right of recovery, right of set-off, and right of recoupment of every kind and nature including but not limited to prepayments, warranties, guarantees, refunds, reimbursements.

“Closing” shall have the meaning provided for under Section 3.1.

“Closing Date” shall have the meaning provided for under Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, authorization, affirmative vote, waiver, agreement or license by, or report or notice to, any Person.

“Contemplated Transactions” shall have the meaning provided for under Recital C.

“Contract” means any executory contract or unexpired lease within the meaning of the Bankruptcy Code.

“Copyright” means all copyrightable works, and all United States and foreign registered copyrights and applications, registrations and renewals therefor, and any past, present or future claims or causes of actions arising out of or related to any infringement or misappropriation of any of the foregoing.

“Cure Costs” means the amounts required to be paid as cure amounts under Section 365 of the Bankruptcy Code so that Sellers may sell, assume and assign the Purchased Contracts to Purchaser, as set forth on Schedule 1.3(b) hereto.

“Customer Data” means all customer data, information, analysis and modelling derived from customer purchase and transaction files and branded loyalty promotion programs and other similar information related to customer purchases and transactions, including personal information (such as name, address, telephone number, e-mail address, website and any other database information), customer consents and opt-in/opt-outs, customer lifetime value, predictive modeling scores and models used, loyalty information and data, offers, coupons and discount information and data, and customer transaction history (excluding from the foregoing any credit card numbers or related customer payment source, social security numbers, or other information to the extent prohibited by Law for transfer hereunder) relating to customers of, or collected through or used in the operation of the Business.

“Debt Financing Sources” shall have the meaning provided for under Section 6.4.

“Diligence Deadline” shall have the meaning provided for under Section 4.3(e).

“Diligence Termination” shall have the meaning provided for under Section 4.3(e).

“Deposit” shall have the meaning provided for under Section 2.1(b).

“Documents” shall have the meaning provided for under Section 1.1(i).

“Domain Name” means the internet domain names owned by Sellers, and all registrations, applications and renewals related to the foregoing.

“Effective Date” shall have the meaning provided for in the preamble.

“Encumbrance” means any claim, lien, pledge, option, charge, easement, Tax assessment, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties of any sort whatsoever, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means any federal, state, provincial, local, foreign, international or multinational constitution, statute, law, ordinance, regulation, rule, code, Order, principle of common law, or decree enacted, promulgated, issued, enforced or entered by any Governmental Body, or court of competent jurisdiction, or other requirement or rule of law relating to pollution, storage, transport, release of, contamination by, or exposure to Hazardous Materials, or protection of the environment, natural resources, human safety, or human health (to the extent related to exposure to Hazardous Materials).

“Escrow” shall have the meaning provided for under Section 2.1(b).

“Escrow Holder” shall have the meaning provided for under Section 2.1(b).

“Excluded Assets” shall have the meaning provided for under Section 1.2.

“Excluded Contract” means any Sellers’ Contract that is not a Purchased Contract.

“Excluded Liability” shall have the meaning provided for under Section 2.4.

“Excluded Petty Cash” means, collectively, any petty cash of Sellers (i) on the premises of any of the Acquired Restaurants in excess of $4,000, and (ii) on any premises or at any location that is not an Acquired Restaurant.

“Final Apportionment Amount” shall have the meaning provided for under Section 2.7.

“Financing Clearance Notice” shall have the meaning provided for under Section 4.3(f).

“Financing Deadline” shall have the meaning provided for under Section 4.3(f).

“Financing Termination” shall have the meaning provided for under Section 4.3(f).

“Franchise Agreements” means (i) that certain International Development Agreement Between Ras Al Khaimah Hospitalityu Group (Hakaya Collection) LLC and Kona Grill Inc. dated April 5, 2016, as amended and (ii) that certain International Franchise Agreement Canada between Ontario Limited and Kona Grill, Inc. dated April 11, 2017.

“Furniture and Equipment” means, to the extent located at, forming part of, or used primarily in connection with an Acquired Restaurant, all fixtures and other Leasehold Improvements, counters, POS systems, hoods, washers, disposal systems, ovens, grills, friers, refrigeration units, artwork, racks, stands, displays, counters, desks, chairs, tables, dispensers, and other furniture and furnishings, hardware, vehicles, tools, small ware, and other equipment (copiers, fax machines, telephone lines and numbers, computers, printers, and other telecommunication equipment), and miscellaneous office and store supplies and other items of tangible personal property owned or used by Sellers in the conduct of the Business. As used herein, the “Furniture and Equipment” does not include any tangible property held by Sellers pursuant to a Contract where Purchaser does not assume at the Closing the underlying Contract relating to such property but, notwithstanding the foregoing, shall include those tangible assets located at Sellers’ Headquarters Premises which are described on Schedule 17 (FFE) attached hereto.

“Gift Certificates” means any gift certificates, gift cards, or food/beverage credits that are issued by Seller and required to be honored by Sellers in the ordinary course of business prior to the Closing Date.

“Good Funds” means immediately available, good funds of the United States of America.

“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hazardous Material” means any material, substance or waste defined, listed or regulated as a “contaminant” or “pollutant” or as “hazardous” or “toxic” (or words of similar meaning or intent) under any applicable Environmental Law, including materials exhibiting the characteristics of ignitability, corrosivity, reactivity or toxicity, as such terms are defined in connection with hazardous materials, hazardous wastes or hazardous or toxic substances in any applicable Environmental Law and including asbestos, petroleum and petroleum breakdown constituents and polychlorinated biphenyls.

“Headquarters Premises” means and refers to the premises commonly known as 15059 North Scottsdale Road, Suite 300, Scottsdale, Arizona.

“Indebtedness” shall mean and include (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services (other than accounts payable and accrued expenses), (iv) all obligations with respect to capital leases, (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all non-contingent reimbursement and other payment obligations in respect of letters of credit and similar surety instruments (including construction performance bonds, but not contingent obligations in respect of letters of credit and similar surety instruments (including construction performance bonds)), and (vii) all guaranty obligations with respect to the types of obligations listed in clauses (i) through (vi) above.

“Intangible Property Assets” means any Intellectual Property Assets or Other Intangible Property Assets owned or held by Sellers. As used in this Agreement, “Intangible Property Assets” shall in all events exclude: (i) any materials containing information about employees (other than Transferred Employees), to the extent disclosure of which is prohibited under applicable law, and (ii) any software or other item of intangible property held by Sellers pursuant to a license or other Contract where Purchaser does not assume the underlying Contract relating to such software or item of intangible personal property at the Closing.

“Intellectual Property Assets” means any and all worldwide rights in an to all intellectual property rights or assets or other proprietary rights of Sellers of every kind throughout the world, both domestic and foreign (whether arising under statutory or common law, contract or otherwise), which, in each case, are related to the Business, including (i) all inventions , discoveries, processes, designs, tools, molds, techniques, developments and related improvements whether or not patentable, (ii) Patents, (iii) Trademarks, (iv) Trademark Rights, (v) Copyrights, (vi) Domain Names, (vii) Technology, (viii) Recipes, (ix) trade secrets and (x) social media accounts as well as all content, graphics, literary, audiovisual and artistic works displayed on the Domain Names websites and social media sites and all copyrights and waivers of moral rights therein, including the right to sue and collect for past infringement of copyrights.

“Inventory” means all food, all supplies, goods, finished goods, materials, raw materials, work in process, perishable inventory and stock in trade owned by any Seller, whether or not prepaid, and wherever located, held or owned, including all fresh and frozen foodstuffs, alcoholic beverages, non-alcoholic beverages, disposable paper goods (such as napkins and paper towels), soaps and detergents, condiments, retail merchandise, replacement and spare parts and fuels and other similar items owned and held by Sellers or used in connection with the Acquired Restaurants, wherever located.

“Keen-Summit Agreement” means that certain Retention Agreement dated as of April 23, 2019, by and among Keen-Summit Capital Partners LLC and Kona Grill Inc.

“Large Party Deposit” means any cash deposit, prepayment, down-payment, or reservation fee made to Sellers in connection with a Large Party Reservation.

“Large Party Reservation” means a reservation for space, food, beverage, and associated service for any party larger than 12 people at any Acquired Restaurant made with the payment of a Large Party Deposit for a date and time after the Closing Date including, for example, a large family party or gathering, a corporate party or function, or a similar group function planned in advance.

“Leasehold Improvements” means any leasehold improvements or appurtenances to such improvements (including, without limitation, buildings, structures, storage areas, driveways, walkways, planters, landscaping and parking areas).

“Legal Requirement” means any applicable federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, proclamation, treaty, convention, rule, regulation, directive, pronouncement, requirement, notice requirement, guideline, Order, specification, determination, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Lender” shall have the meaning set forth in Section 6.4.

“Liability” means any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of any type whatsoever, whether accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, asserted or unasserted, due or to become due.

“Liquor License” means all liquor licenses (including, without limitation, beer and wine licenses) held or used by a Seller in the operation of the Business.

“Liquor License Approval” shall have the meaning provided for under Section 8.1.

“Management Agreement” means the agreement substantially in the form attached as Exhibit E.

“Order” means any judgment, decision, consent decree, injunction, ruling or order of any Governmental Body that is binding on any Person or its property under applicable law.

“Other Contract” means any Sellers’ Contract other than the Restaurant Leases.

“Other Intangible Property Assets” means all intangible personal property (other than the Intellectual Property Assets) owned or held by Sellers, including, without limitation, (i) the books and records pertaining to the Business whether digital or physical; (ii) proprietary information relating to the Business, including but not limited to catalogues, Customer Data, customer lists and other customer data bases, correspondence with present or prospective customers and suppliers, advertising materials, software programs, and telephone numbers identified with the Business; and (iii) all goodwill of the Business.

“Other Lease” means any Sellers’ Contract that is a lease other than a Restaurant Lease.

“Outside Date” means October 11, 2019.

“Parties” shall have the meaning provided for in the preamble.

“Patent” means the United States and foreign patents and patent applications owned by Sellers, including any continuations, divisionals, continuations in part, or reissues of patent applications and patents issuing thereon and any past, present or future claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

“Permitted Access Parties” shall have the meaning provided for under Section 15.2.

“Person” means an individual, Entity or Governmental Body.

“Petition” means the petition that commenced the Chapter 11 Cases.

“Petition Date” means the date of the filing of the Petition with the Bankruptcy Court.

“Previously Omitted Contract” shall have the meaning provided for under Section 2.6(b)(i).

“Previously Omitted Contract Designation” shall have the meaning provided for under Section 2.6(b)(i).

“Previously Omitted Contract Notice” shall have the meaning provided for under Section 2.6(b)(ii).

“Purchase Price” shall have the meaning provided for under Section 2.1.

“Purchased Assets” shall have the meaning provided for under Section 1.1.

“Purchased Contract” is defined in Section 1.1(f) hereof.

“Purchaser” shall have the meaning provided for in the preamble.

“Ready to Proceed Notice” shall have the meaning provided for in Section 4.3(e).

“Receivables” means all accounts receivable (whether current or non-current) of the Business attributable to the operation of the Acquired Restaurants as of the Closing, even if such accounts receivable become due and payable after the Closing, and all causes of action specifically pertaining to the collection of the foregoing.

“Recipes” means all of Sellers’ recipes, methods, procedures, cooking/ preparation/mixing publications, guidelines, or standards, knowhow, ingredient lists, menus, price lists, nutritional, health, or dietary information, publications, or disclosures, and promotional or informational materials, in each case whether related to food, beverages (whether alcoholic or non-alcoholic), or otherwise (in each case, written or oral or in any other form whatsoever).

“Restaurant Lease” means any real property lease set forth on Schedule 1.1(f) by any of Sellers under which a Restaurant is the leased premises, together with all rights and interests of Sellers relating thereto, whether held directly by Sellers or indirectly through an agent or nominee (including but not limited to all security deposits, purchase options, renewal options, rights of first refusal, reconveyance rights and expansion rights, if any, fixtures, systems, equipment and items of personal property of Sellers attached or appurtenant thereto, all Leasehold Improvements thereon or forming a part thereof and all easements, licenses, rights and appurtenances thereto and associated with such Restaurant Lease).

“Restaurant Petty Cash” shall mean petty cash of Sellers on the premises of any Acquired Restaurant, other than Excluded Petty Cash.

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the Contemplated Transactions.

“Sale Motion” means the motion of Sellers to be filed with the Bankruptcy Court seeking entry of the Sale Order, in form and substance approved by Purchaser.

“Sale Order” means an Order of the Bankruptcy Court, in form and substance approved by Purchaser (such approval not to be unreasonably withheld or conditioned so long as the Order is not inconsistent with, and does not limit the rights of Purchaser under, this Agreement), pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code authorizing and approving, inter alia, the sale of the Purchased Assets to Purchaser on the terms and conditions set forth herein, free and clear of all encumbrances and the assumption by the applicable Seller and assignment to Purchaser of the Purchased Contracts, and containing a finding that Purchaser has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code.

“Sellers” shall have the meaning provided for in the preamble.

“Sellers’ Contract” means any Contract (a) to which any of Sellers is a party or by which any of Sellers is bound and (b) that is related to the Business.

“Sellers’ Knowledge” means the actual knowledge of any of the Chief Executive Officer and Chief Restructuring Officer, and such knowledge as would be obtained following the exercise of reasonable inquiry by such Persons.

“Standard Exceptions to Enforceability” means any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

“Subsidiary” means, with respect to any Person, (a) any corporation of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such corporation, is held, directly or indirectly by such Person and (b) any partnership or limited liability company of which (i) such Person is a general partner or managing member or (ii) such Person possesses a 50% or greater interest in the total capitalization or total income of such partnership or limited liability company.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, transfer pricing report or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, know how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Term Sheet” shall have the meaning provided for in Section 6.4.

“Trademarks” means all trademarks (whether registered, unregistered, or pending) registrations and applications for trademark registration owned by Sellers, together with the goodwill associated with any of the foregoing, all applications, registrations and renewals thereof, historical trademark files, trade dress, service marks, service names, trade names, brand names, product names, logos, distinguishing guises and indicia, domain names, internet rights (including IP Addresses and AS numbers), social media addresses and accounts, corporate names, fictitious names, other names, symbols (including business symbols), slogans, translations of any of the foregoing and any foreign or international equivalent of any of the foregoing and all goodwill associated therewith and (to the extent transferable by Law) any applications and/or registrations in connection with the foregoing, all advertising and marketing collateral including any of the foregoing, and any past, present or future claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

“Trademark Rights” means all common law rights in the United States and any foreign jurisdiction in any trade names, corporate names, logos, slogans, designs, trade dress, and unregistered trademarks and service marks owned by Sellers, together with all translations, adaptations, derivations and combinations thereof, and the goodwill associated with any of the foregoing.

“Transfer Taxes” shall have the meaning provided for under Section 3.4.

“Transferred Employee” shall have the meaning provided for under Section 13.1.

“Utilities” shall have the meaning provided for under Section 2.7.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act, and the rules and regulations promulgated thereunder, or any formulation of similar rights arising under applicable state law.

[Signature Pages Follow;
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Purchaser and Sellers have executed this Agreement as of the day and year first above written.

PURCHASER:

Kona Grill Acquisition, LLC, a Delaware limited liability company

By: The One Group Hospitality, Inc., its manager

By:	/s/ Emmanuel P. N. Hilario
Name:	Emmanuel P. N. Hilario
Its:	President and CEO

SELLERS:

Kona Grill, Inc., a Delaware corporation

By:	/s/ Christopher Wells
Name:	Christopher Wells
Its:	Chief Restructuring Officer

Kona Restaurant Holdings, Inc., a Delaware corporation

By:	/s/ Christopher Wells
Name:	Christopher Wells
Its:	Chief Restructuring Officer

Kona Sushi, Inc., an Arizona corporation

By:	/s/ Christopher Wells
Name:	Christopher Wells
Its:	Chief Restructuring Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

[Signature Page to Asset Purchase Agreement]

Kona Macadamia, Inc., a Delaware corporation

By:	/s/ Christopher Wells
Name:	Christopher Wells
Its:	Chief Restructuring Officer

Kona Texas Restaurants, Inc., a Texas corporation

By:	/s/ Christopher Wells
Name:	Christopher Wells
Its:	Chief Restructuring Officer

Kona Baltimore, Inc., a Delaware corporation

By:	/s/ Christopher Wells
Name:	Christopher Wells
Its:	Chief Restructuring Officer

Kona Grill International Holdings, Inc., a Delaware corporation

By:	/s/ Christopher Wells
Name:	Christopher Wells
Its:	Chief Restructuring Officer

Kona Grill International, Inc., an Arizona corporation

By:	/s/ Christopher Wells
Name:	Christopher Wells
Its:	Chief Restructuring Officer

Kona Grill Puerto Rico, Inc., an Arizona corporation

By:	/s/ Christopher Wells
Name:	Christopher Wells
Its:	Chief Restructuring Officer

[Signature Page to Asset Purchase Agreement]

By signing below Key Bank N.A. (“Bank”) hereby irrevocably approves and supports the Debtors’ execution of this Agreement and the transactions contemplated herein.

KEY BANK N.A

/s/ Quinn Kelly

Name: Quinn Kelly

Title:   Vice President

[Signature Page to Asset Purchase Agreement]

SCHEDULES

Exhibit “A”

ASSIGNMENT AND ASSUMPTION OF RESTAURANT LEASE

This Assignment and Assumption of Restaurant Lease (this “Assignment”) made and entered into as of ______________, 2019 by and between [Insert name of applicable Seller], each of the foregoing being a Chapter 11 Debtor and Debtor in Possession under Case No. [_________] in the Bankruptcy Court (the “Assignor”) and ____________________, a __________________ (the “Assignee”).

Assignors and Assignee acknowledge that:

A.     Assignor is the tenant(s) of certain real property premises located at _________________________ (the “Restaurant”) under that certain real property lease dated ______________________ between such Assignor, as lessee, and ___________________________, as lessor (the “Landlord”), as amended _____________ (as so amended, the “Lease”).

C.     Assignor and various Affiliates of Assignor, as Sellers, and Assignee, as Purchaser, have heretofore entered into that certain Asset Purchase Agreement dated _______, 2019 (the “Purchase Agreement”). Except for terms specifically defined herein, the capitalized terms used in this Assignment shall have the same meanings as capitalized terms used in the Purchase Agreement.

D.     Concurrently with the mutual execution and delivery of this Assignment, Assignors and Assignee are consummating the Contemplated Transactions. Assignor and Assignee are executing and delivering this Assignment in satisfaction of certain obligations of Assignor and Purchaser pursuant to Sections 3.2(a) and 3.3(e) of the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which Assignor and Assignee hereby acknowledge, and intending to be legally bound hereby, Assignors and Assignee hereby agree as follows:

1.     Assignment. Assignor hereby sells, assigns and transfers to Assignee, all interest of Assignors, as tenant(s), in and to the Restaurant and the Lease, a copy of which Lease is attached hereto as Exhibit “A.” Assignor makes no representations and warranties of any kind whatsoever with respect to the Lease.

2.     Assumption. Assignee hereby accepts the foregoing assignment of the Lease, and does hereby assume the duties and obligations of tenant under the Lease, thereunder accruing from and after the Effective Date, and does hereby agree to be bound by and to perform or cause to be performed, as a direct obligation to Landlord, each and all of the terms, conditions, covenants and provisions to be done, kept and performed under such Lease accruing from and after the Effective Date, to the same extent as if Assignee had been an original party thereto.

3.     Assignee’s Indemnification. Assignee shall indemnify, defend (with counsel reasonably satisfactory to Assignors) and hold Assignors free, clear and harmless from and against any and all claims, demands, suits, causes of actions, penalties, liabilities, costs, fees and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorneys’ fees and costs for the performance or nonperformance of Assignee’s obligations under the Lease, which accrued from and after the Effective Date.

4.     Attorneys’ Fees. In the event that either party hereto brings an action or other proceeding to enforce or interpret the terms and provisions of this Assignment, the prevailing party in that action or proceeding shall be entitled to have and recover from the non-prevailing party therein all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys’ fees through all levels of appeal) as the prevailing party may suffer or incur in the pursuit or defense of such action or proceeding.

5.     Amendments. This Assignment may only be amended by a writing signed by both Assignor and Assignee.

6.     Delivery Pursuant to Purchase Agreement. Notwithstanding anything to the contrary herein, Assignor and Assignee are executing and delivering this Assignment in accordance with and subject to all of the terms and provisions of the Purchase Agreement (including, without limitation, the exclusions set forth in Section 1.2 of the Purchase Agreement, and the acknowledgement and disclaimer set forth in Section 7 thereof).

7.     Governing Law. This Assignment shall be governed by and construed and enforced in accordance with the laws of New York, without giving effect to the conflicts of laws provisions thereof.

8.     Counterparts. This Assignment may be executed in separate counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall be deemed one original document.

9.     Execution in Counterparts. This Assignment may be executed in counterparts and delivered by the delivery of facsimile signatures; provided, however, that if the parties exchange facsimile signatures, each of them agrees to provide the other with a copy of this Assignment bearing their original signature as soon thereafter as possible.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first written above.

ASSIGNOR:

______________________, a

________________________,

Chapter 11 Debtor and Debtor in

Possession

By:     _________________________________

Name:      ______________________________

Its:      _________________________________

ASSIGNEE:

___________________,

a ___________________

By:     _________________________________

Name:      ______________________________

Its:      _________________________________

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION OF RESTAURANT LEASE]

Exhibit “B”

ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS

This Assignment and Assumption of Leases and Contracts (this “Assignment”) is entered into as of ___________, 2019, by and among ________________________, a ________________________ and ________________________, a _________________________, each of the foregoing being a Chapter 11 Debtor and Debtor in Possession under Case No. [_________] in the Bankruptcy Court (collectively, the “Assignors”), and ________________________, a _____________ (the “Assignee”).

Assignors and Assignee acknowledge that:

A.     Assignors, as Sellers, and Assignee, as Purchaser, have heretofore entered into that certain Asset Purchase Agreement dated as of [___________], 2019 (the “Purchase Agreement”). Except for terms specifically defined herein, the capitalized terms used in this Assignment shall have the same meanings as capitalized terms used in the Purchase Agreement.

B.     Concurrently with the mutual execution and delivery of this Assignment, Assignors and Assignee are consummating the Contemplated Transactions. Assignors and Assignee are executing and delivering this Assignment in satisfaction of certain obligations pursuant to Sections 3.2(b) and 3.3(f) of the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which Assignors and Assignee hereby acknowledge, Assignors and Assignee hereby agree as follows:

1.     Assignment. Effective as of the Closing Date, each of the Assignors hereby assigns to Assignee all of its respective right, title and interest in and to the those of the Purchased Contracts described on Schedule 1 attached hereto and incorporated herein by this reference (collectively, the “Assigned Contracts”).

2.     Assumption. Effective as of the Closing Date, Assignee hereby accepts the foregoing assignment and assumes and agrees to be bound by the terms and provisions of the Assigned Contracts and to perform all of Assignors’ obligations thereunder to be performed from and after the Closing Date as though Assignee had been the original contracting party thereunder.

3.     Amendments. This Assignment may only be amended by a writing signed by both Assignors and Assignee.

4.     Execution in Counterparts. This Assignment may be executed in counterparts and delivered by the delivery of facsimile signatures; provided, however, that if the Parties exchange facsimile or electronic pdf signatures, each of them agrees to provide the other with a copy of this Assignment bearing their original signature promptly thereafter.

5.     Delivery Pursuant to Purchase Agreement. Notwithstanding anything to the contrary herein, Assignors and Assignee are executing and delivering this Assignment in accordance with and subject to all of the terms and provisions of the Purchase Agreement (including, without limitation, the acknowledgement and disclaimer set forth in Section 7 of the Purchase Agreement).

6.     Governing Law. This Assignment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, Assignors and Assignee have executed this Assignment as of the day and year first set forth above.

ASSIGNORS:

_____________________, a

______________________ and

Debtor and Debtor in Possession

By:     _________________________________

Name:     ______________________________

Its:     _________________________________

_____________________, a

______________________ and

Debtor and Debtor in Possession

By:     _________________________________

Name:     ______________________________

Its:     _________________________________

[INSERT SIGNATURE BLOCKS FOR ALL APPLICABLE ASSIGNORS]

ASSIGNEE:

__________________,

a ___________________

By:     _________________________________

Name:      ______________________________

Its:      _________________________________

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS]

Exhibit “C”

ASSIGNMENT OF INTANGIBLE PROPERTY

________________________, a _________________________ and ___________________ _____________, a _________________________, each of the foregoing being a Chapter 11 Debtor and Debtor in Possession under Case No. [_________] in the Bankruptcy Court (collectively, the “Assignors”) are executing this Assignment of Intangible Property Assets (this “Assignment”) in favor of _____________________ (the “Assignee”), with respect to the following facts and circumstances:

(A)     Assignors and Assignee have heretofore entered into that certain Asset Purchase Agreement dated as of [___________], 2019 (the “Purchase Agreement”). Except for terms specifically defined in this Assignment, the capitalized terms used in this Assignment shall have the same meanings as such terms when used in the Purchase Agreement.

(B)     Concurrently with the execution and delivery of this Assignment, Assignors and Assignee are consummating the transactions contemplated by the Purchase Agreement. Pursuant to the Purchase Agreement, Assignors are required to execute and deliver this Assignment at the Closing.

NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which Assignors hereby expressly acknowledge, each of the Assignors hereby assigns, conveys, transfers and sets over unto Assignee, all of its respective right, title and interest, if any, in and to all Intangible Property Assets.

This Assignment shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of Assignors and Assignee.

Notwithstanding anything to the contrary herein, Assignors are executing and delivering this Assignment in accordance with and subject to all of the terms and provisions of the Purchase Agreement (including, without limitation, the acknowledgement and disclaimer set forth in Section 7 of the Purchase Agreement).

This Assignment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Assignors and Assignee have executed this Assignment as of the ___ day of _______________, 2019.

ASSIGNORS:

_____________________, a

______________________ and

Debtor and Debtor in Possession

By:     _________________________________

Name:     ______________________________

Its:     _________________________________

_____________________, a

______________________ and

Debtor and Debtor in Possession

By:     _________________________________

Name:     ______________________________

Its:     _________________________________

[INSERT SIGNATURE BLOCKS FOR ALL APPLICABLE ASSIGNORS]

ASSIGNEE:

_________________,

a _____________________

By:     _________________________________

Name:      ______________________________

Its:      _________________________________

[SIGNATURE PAGE TO ASSIGNMENT OF INTANGIBLE PROPERTY]

Exhibit “D”

BILL OF SALE AND ASSIGNMENT

Reference is hereby made to that certain Asset Purchase Agreement, dated __________, 2019 (the “Purchase Agreement”), by and among ________________________, a ________________________ and ________________________, a ______________________, each of the foregoing being a Chapter 11 Debtor and Debtor in Possession under Case No. [_________] in the Bankruptcy Court (collectively, the “Sellers”) and ___________________, a ____________________ (the “Purchaser”). Except for terms specifically defined in this Bill of Sale and Assignment, all capitalized terms used in herein shall have the same meanings as such terms have when utilized in the Purchase Agreement.

For good and valuable consideration, the receipt and sufficiency of which Sellers hereby expressly acknowledge, each of Sellers hereby sells, transfers, assigns and delivers to Purchaser all of its respective right, title and interest in and to the Purchased Assets.

Notwithstanding anything to the contrary herein, Sellers are executing and delivering this Bill of Sale and Assignment in accordance with and subject to all of the terms and provisions of the Purchase Agreement (including, without limitation, the acknowledgement and disclaimer set forth in Section 7 of the Purchase Agreement).

IN WITNESS WHEREOF, Sellers have caused this Bill of Sale and Assignment to be executed as of the ____ day of _______________, 2019.

SELLERS:

_____________________, a

______________________ and

Debtor and Debtor in Possession

By:     _________________________________

Name:     ______________________________

Its:     _________________________________

_____________________, a

______________________ and

Debtor and Debtor in Possession

By:     _________________________________

Name:     ______________________________

Its:     _________________________________

[INSERT SIGNATURE BLOCKS FOR ALL APPLICABLE ASSIGNORS]

[SIGNATURE PAGE TO BILL OF SALE AND ASSIGNMENT]

EXHIBIT “E”

Form of Management Agreement

Exhibit E

to

Asset Purchase Agreement

MANAGEMENT AGREEMENT

BETWEEN

KONA GRILL ACQUISITION, LLC

AND

Kona Grill, Inc.

AND EACH AFFILIATE THEREOF LISTED BELOW

Pursuant to that certain Order (A) Authorizing the Sale of Substantially all of the Debtors’ Assets Pursuant to Asset Purchase Agreement(s) Free and Clear of Liens, Claims and Encumbrances, and Other Interests; (B) Approving the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases Related Thereto; and (C) Granting Related Relief (Docket Entry No. [●]), dated [●], 2019, and issued by the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”) in Case No. 19-10953-CSS (“Sale Order”), this Management Agreement (“Agreement”) is entered into by and among Kona Grill Acquisition, LLC (“Purchaser”), and each of Kona Grill, Inc., a Delaware corporation, Kona Restaurant Holdings, Inc., a Delaware corporation, Kona Sushi, Inc., an Arizona corporation, Kona Macadamia, Inc., a Delaware corporation, Kona Texas Restaurants, Inc., a Texas corporation, Kona Baltimore, Inc., a Delaware corporation, Kona Grill International Holdings, Inc., a Delaware corporation, Kona Grill International, Inc., an Arizona corporation, and Kona Grill Puerto Rico, Inc., an Arizona corporation (collectively, “Debtors” or “Concessionaires”), effective as of the Closing Date of the transactions contemplated by the Asset Purchase Agreement (as defined below) (“Effective Date”).

WHEREAS, Debtors and Purchaser, have executed that certain Asset Purchase Agreement, dated as of August __, 2019, a true and correct copy of which is attached to this Agreement as Exhibit A (“Asset Purchase Agreement”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Asset Purchase Agreement. As of the Effective Date, Purchaser owns substantially all of the assets (as more particularly set forth in the Asset Purchase Agreement) relating to each Kona Grill restaurant listed on Schedule 1 attached hereto (each, a “Restaurant” and collectively, the “Restaurants”).

WHEREAS, each Restaurant is a casual-dining restaurant including the (i) on-premise sale and consumption of beer, wine, and distilled spirits under the respective liquor licenses in the name of a Debtor listed on Schedule 2 attached hereto (each, a “Liquor License” and collectively, the “Liquor Licenses”) and (ii) sale of food under the respective permits in the name of a Debtor listed on Schedule 3 attached hereto (each, a “Permit” and collectively, the “Permits”).

WHEREAS, both Debtors and Purchaser desire that the operation of each of the Restaurants continue without interruption until Purchaser obtains from the relevant Governmental Bodies the Liquor License Approvals (as defined in Section 3(e) below) and Permits, as applicable, at such Restaurants in its name either through transfer or initial application.

[WHEREAS the Bankruptcy Court has directed through the Sale Order that:]

[●]

NOW, THEREFORE, for good and valuable consideration as provided herein and in the Asset Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do agree as follows:

1.     Term. The “Term” shall commence on the Effective Date and shall terminate, with respect to each Restaurant, upon the earliest of: (a) Purchaser’s receipt via transfer from the Debtors or through initial application for license issuance from the pertinent Governmental Body of each Liquor License and Permit for said Restaurant, (b) the date and time that Debtors receive written notice of termination from Purchaser, or (c) one year from the Effective Date (unless this Agreement is otherwise terminated prior to the earliest of such dates pursuant to the terms hereof or by mutual agreement of the parties).

2.     Services. During the Term, Purchaser hereby grants to Debtors the continued right of occupancy solely to the extent necessary for providing food and alcoholic beverage service pursuant to each Liquor License and Permit at a respective Restaurant, including, without limitation, legal access to and full use of each licensed premises associated with each such Liquor License and Permit, in accordance with the provisions set forth below (“Concession”). Acting pursuant to the Concession, Debtors shall remain the licensed retailers of alcoholic beverages and/or food for the Restaurants, and in such capacity shall, at no cost, expense or Liability (as defined below) to Debtors, manage, control, and operate such services at the Restaurants in a manner substantially similar to the manner in which they were conducted immediately prior to the Effective Date. For the duration of the Concession, each Concessionaire hereby appoints Purchaser to assist with such functions pursuant to the Concession. Pursuant to its appointment and subject to the following sentence concerning revenues derived from the sale of alcoholic beverages, Purchaser shall be entitled to collect and to retain all revenues generated by the Restaurants during the Term (“Revenues”) for the purpose of paying all costs, expenses, liabilities, and obligations pursuant to this Agreement (individually, a “Liability” and collectively, the “Liabilities”) arising out of, related to, or associated with the Restaurants during the Term; provided that each Concessionaire shall, at no cost or expense to any Concessionaire, use commercially reasonable efforts to minimize such Liabilities. Notwithstanding the foregoing, during the Term, Concessionaires shall collect and retain pursuant to the Concession all Revenues related to the sale of alcoholic beverages at the Restaurants and shall be responsible for and obligated to pay all costs, expenses, liabilities, and obligations with respect to the sale of alcoholic beverages at the Restaurants; provided, however, that if such Revenues are not sufficient to pay for such costs, expenses, liabilities, and obligations, Purchaser shall, immediately upon written request from Concessionaires, advance for the benefit of Concessionaires an amount equal to the difference of the sum of such costs, expenses, liabilities and obligations less such Revenues, which shall in turn be offset from future Revenues collected during the Term. The Revenues (less the costs, expenses, liabilities and obligations set forth in the preceding sentence) from the sale of alcoholic beverages at each Restaurant, if any, shall be deposited by the applicable Concessionaire, either directly or through Purchaser, into an escrow account to be established as promptly as practicable after the date of this Agreement on terms reasonably acceptable to Purchaser and the applicable Concessionaire, which escrow account shall provide that such net Revenues shall be released at the expiration of the Term for such Restaurant to (i) Purchaser, if Purchaser has received all requisite Liquor License Approvals for such Restaurant and (ii) Concessionaires in all other circumstances. Notwithstanding anything contained herein to the contrary, all employees of the Restaurants shall be retained by and be employees of Purchaser.

3.     Representations and Warranties. For valuable consideration received, and in order to induce Concessionaires to enter into this Agreement, Concessionaires and Purchaser covenant, agree, warrant, and represent that the following are now true and shall remain true throughout the Term, which covenants, agreements, representations, and warranties shall survive the termination or expiration of this Agreement:

(a)     Concessionaires shall have no duties or responsibilities under the Concession or this Agreement other than those specified herein and no implied obligations whatsoever (other than to act in good faith) shall be read into this Agreement and nothing herein shall at any time obligate any Concessionaire to take any action whatsoever which such Concessionaire may in good faith, after consultation with outside counsel, believe would constitute a violation of any applicable Legal Requirement.

(b)     Neither Concessionaires nor any of their Affiliates, employees, officers, directors, managers, members, representatives, agents, attorneys, direct or indirect equity-holders, successors, predecessors and assigns (collectively, the “Concessionaire Indemnified Parties”), will be liable to Purchaser for, and Purchaser releases and forever discharges the Concessionaire Indemnified Parties from, any and all claims, liabilities, actions, suits, judgments, losses, injuries, damages, costs and expenses arising out of or connected with any act or omission of a Concessionaire Indemnified Party pursuant to this Agreement or with respect to the performance of Concessionaires’ obligations under this Agreement, except for claims to the extent arising out of such Person’s gross negligence, fraud, willful misconduct or intentional breach hereof.

(c)     Other than with respect to the gross negligence, fraud, willful misconduct or intentional breach of this Agreement by the Concessionaire Indemnified Parties, Purchaser shall indemnify, defend and hold harmless and discharge the Concessionaire Indemnified Parties of, from and against any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including, without limitation, attorneys’ fees and other expenses of litigation) arising out of or resulting from (i) any escrow arrangement entered into by Concessionaires pursuant to Section 2 hereof and/or (ii) such Concessionaire Indemnified Parties’ performance under or activities in connection with this Agreement.

(d)     During the Term, all purchases and services rendered with respect to Concessionaires’ operation of the Restaurants pursuant to the Concession shall be in the name of the Purchaser, including, without limitation, all utility service and all accounts for the purchase of inventory. The foregoing notwithstanding, purchases of alcoholic beverage inventory for the Restaurants made during the Concession shall be made by Concessionaires on behalf of Purchaser and in the name of Concessionaires as provided below, such purchases to be paid for in full from the Revenues (or Purchaser, to the extent that the Revenues are insufficient to pay for such purchases).

(e)     Nothing in this Agreement or the Asset Purchase Agreement shall be deemed to be a transfer of any Liquor Licenses and Permits unless and until such time, if any, as such transfer is duly approved by all applicable Governmental Bodies having applicable licensing authority and each Liquor License and Permit is issued in the name of Purchaser or its designee. Notwithstanding the foregoing, Purchaser agrees to, during the Term: (i) pay for all applicable annual license fees and/or license renewal fees due to the applicable Governmental Body as of and after the Effective Date in connection with the maintenance of each Liquor License and Permit; and (ii) provide all funds necessary to maintain each Liquor License and Permit in full force and effect (including, without limitation, providing of letters of credit and/or bonds as required by the various Governmental Bodies). If, prior to the issuance of all approvals by the applicable Governmental Bodies of the transfer or issuance of new Liquor Licenses and Permits (collectively, the “Liquor License Approvals”), one or more of the Liquor Licenses or Permits are required to be renewed or otherwise require action by the licensee or permittee of record to fulfill any administrative or legal responsibility associated with said Liquor License(s) or Permit(s), subject to Purchaser funding all costs and Liabilities in connection therewith, Concessionaires agree to cooperate, in all commercially reasonable respects (but in any event without any obligation to initiate or otherwise participate in any litigation or similar proceeding) with and use commercially reasonable efforts (but, again, in any event without any obligation to initiate or otherwise participate in any litigation or similar proceeding) to facilitate the filing of state and/or local license renewal applications of any such Liquor License or Permit so as to secure the continued ability to sell and serve alcoholic beverages and food at the Restaurants to the extent allowed by applicable law, provided, however, that, without limiting Purchaser’s obligations set forth above in this Section 3(e), Purchaser shall pay any license fees and expenses required to be paid as part of such renewals or actions (including, without limitation, the providing of letters of credit and/or bonds as required by the various Governmental Bodies).

4.     Ownership and Maintenance. Concessionaires agree that all equipment, facilities and personal property necessary for operating the Restaurants, including, without limitation, glassware, dishwashing equipment, dispensing equipment, barware, pouring devices, storage areas and facilities and cash registers shall be owned and maintained (and, if necessary, replaced) by Purchaser, and shall be insured during the Term for the benefit of Purchaser in accordance with this Agreement and the Asset Purchase Agreement (all such costs with respect to such insurance (including, without limitation, any premiums) to be paid for by Purchaser, except to the extent that net Revenues for the Restaurants are sufficient to pay for such costs with respect to the Restaurants).

5.     Payment. Subject to the following provisions of this Section 5, all alcoholic beverages to be served at the Restaurants shall be purchased by Concessionaires and in the name of Concessionaires as the holders of the Liquor Licenses for the Restaurants. Without limiting any other term of this Agreement, Revenues will be used to pay for all alcoholic beverages sold and served at the Restaurants, as well as for Purchaser’s costs and expenses in operating the Restaurants, provided, however, that if such Revenues are not sufficient to pay for such costs, expenses, liabilities, and obligations with respect to the alcoholic beverages sold and served at the Restaurants, Purchaser shall, promptly following the written request by Concessionaires, advance to Concessionaires an amount equal to the difference of the sum of such costs, expenses, liabilities and obligations less such Revenues, which advance shall be offset from future Revenues collected during the Term. All alcoholic beverage purchases shall be made in customary fashion, and, to the extent required by local law, Concessionaires shall maintain a checking account in the name of the holder of the Liquor License and/or Permit, as applicable.

6.     Insurance. During the Term, Purchaser shall keep in full force and effect: (a) commercial general liability insurance with an established and reputable insurer with limits of at least $1,000,000.00 per occurrence for personal injury and death and property damage, which shall, among other risks, include coverage against all claims arising out of alleged liquor law or dram shop liability, and such commercial general liability policy shall name Concessionaires as additional insureds for so long as Concessionaires hold any Liquor Licenses and Permits or otherwise have any ongoing obligations under this Agreement; (b) any bonds or financial instruments required by any Liquor License or Governmental Body responsible for issuing such Liquor License; and (c) worker’s compensation insurance as required by law. During the Term, Concessionaires shall use commercially reasonable efforts (but at no cost or expense to any Concessionaire and in any event without any obligation to initiate or otherwise participate in any litigation or similar proceeding and subject to Purchaser performing its obligations hereunder) to: (i) keep each Liquor License and Permit in full force and effect; and (ii) to the extent that Concessionaires’ obligations under this Agreement are insurable in the following manner, maintain commercial general liability insurance for the benefit of Purchaser insuring Concessionaires’ obligations under this Agreement and naming Purchaser as an additional insured, in accordance with Concessionaires’ standard corporate insurance policies, processes and procedures (all such costs with respect to such insurance (including, without limitation, any premiums) to be paid for by Purchaser, except to the extent that net Revenues for the Restaurants are sufficient to pay for such costs with respect to the Restaurants); provided that Purchaser’s obligations under this Agreement shall be unaffected and shall remain in full force and effect in the event that Concessionaire’s obligations are not so insurable in accordance with this sentence.

7.     Termination. In the event that any party hereto violates: (a) any condition of this Agreement, and such violation remains uncured for five Business Days after notice thereof to the violating party; or (b) any Legal Requirement (i) after issuance of a final decision is either not appealed or is upheld on appeal, or (ii) upon the issuance of a second citation alleging a violation of any Legal Requirement prior to a finding as per clause (i) hereof, where there is a finding of the applicable authority adverse to Concessionaires or Purchaser, the non-violating party shall have the right to terminate this Agreement immediately after five business days’ written notice to the violating party; provided that, if a violation of subparagraph (b)(i) or (b)(ii) above would not constitute a crime under applicable law and can be cured by payment of a fine or otherwise, the non-violating party may not terminate this Agreement if the violating party cures such violation within the earlier to occur of (A) the time required by law or set forth in the citation, or (B) 10 Business Days after such decision is upheld on appeal, or if no appeal is filed, the last day permitted for filing an appeal. Upon the issuance to Purchaser of the required transferred or newly-issued Liquor Licenses or Permits for a Restaurant, Concessionaires shall (x) deliver promptly the original Liquor Licenses or Permits, as the case may be, for such Restaurant to Purchaser or to the pertinent Governmental Body, (y) notify the pertinent Governmental Body that it is surrendering the original Liquor License(s) or Permit(s), as the case may be, and desires that they be canceled, and/or (z) take such other action with respect to the pertinent Governmental Body as it may desire to effect and confirm the cancellation of the original Liquor License(s) or Permit(s), as the case may be and as if it had actually surrendered the original Liquor License(s) or Permit(s); provided that, the foregoing notwithstanding, (1) Purchaser shall retain to the fullest extent allowed by applicable laws the right to sell and transfer to a legally qualified purchaser any Liquor License or Permit once Purchaser secures the appropriate Liquor License Approval or other approval pursuant to applicable Legal Requirements, and (2) upon Purchaser’s written request, Concessionaires shall use commercially reasonable efforts (but at no cost or expense to any Concessionaire and in any event without any obligation to initiate or otherwise participate in any litigation or similar proceeding) to cooperate with Purchaser to sell and transfer such Liquor License or Permit designated by Purchaser and held by Concessionaires to one or more third parties identified by Purchaser to the extent that such sale and transfer is permitted by applicable Legal Requirements, and the proceeds of any such sale and transfer shall inure to Purchaser.

8.     General.

8.1     Time is of the essence in this Agreement. Purchaser agrees to work diligently and as quickly as reasonably practicable to secure the Liquor License Approvals at the Restaurants and all necessary authorizations, consents and approvals to transfer the Permits at the Restaurants in its name, and Concessionaires agree to cooperate in all reasonable respects with Purchaser at Purchaser’s sole cost and as reasonably may be necessary (but in any event without any obligation of any Concessionaire to initiate or otherwise participate in any litigation or similar proceeding).

8.2     This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.

8.3     This Agreement contains the entire agreement among the parties hereto with respect to the subject matter of this Agreement, and all negotiations or prior understandings are merged herein. No modification or amendments to this Agreement shall be effective unless in writing and signed by each party hereto; provided, however, that Purchaser may remove Restaurants, Liquor Licenses and Permits from Schedules 1, 2 and 3, respectively, by written notice to Debtors no later than seven (7) days prior to the Effective Date.

8.4     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors, assigns, transferees, personal representatives, executors, and heirs, provided that no party may assign any of its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned, or delayed. For the avoidance of doubt, no assignment by any party hereunder shall be deemed to release, discharge or otherwise limit the assigning party’s obligations hereunder.

8.5     Nothing contained herein shall be construed as to constitute the relationship hereby created as an employment, agency, partnership, or a joint venture, neither Concessionaires nor Purchaser having any authority to make any binding agreement or commitment on behalf of the other.

8.6     Without limiting any party’s right to appeal any order of the Bankruptcy Court, (a) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (b) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court; provided, however, that if the Chapter 11 Cases have closed or the Bankruptcy Court refuses to exercise jurisdiction, the parties hereto agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the federal court of the United States sitting in the city of Phoenix, Arizona, and any appellate court thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.7     [Intentionally ommitted].

8.8     Notwithstanding anything to the contrary herein, Purchaser and Concessionaires expressly acknowledge and agree that nothing in this Agreement shall be deemed to limit, modify or otherwise affect any covenant, acknowledgment, disclaimer (including, without limitation, Section 7) or other provision of the Asset Purchase Agreement which survives the Closing.

8.9      Neither any past, present or future stockholder, director, officer, employee or incorporator of Concessionaires or Purchaser nor any trustee (including, without limitation, any Chapter 7 or liquidating trustee) in his or its capacity as trustee shall have any liability for any obligation or Liability of Concessionaires or Purchaser, as the case may be, under this Agreement or for any claim, counter-claim, cause of action or demand based on, in respect of, or by reason of, the arrangements contemplated herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

DEBTORS / CONCESSIONAIRES:

Kona Grill, Inc.,

a Delaware corporation

By:_________________________________

Name:______________________________

Its:_________________________________

Kona Restaurant Holdings, Inc.,

a Delaware corporation

By:_________________________________

Name:______________________________

Its:_________________________________

Kona Sushi, Inc.,

an Arizona corporation

By:_________________________________

Name:______________________________

Its:_________________________________

Kona Macadamia, Inc.,

a Delaware corporation

By:_________________________________

Name:______________________________

Its:_________________________________

[SIGNATURE PAGE TO MANAGEMENT AGREEMENT]

Kona Texas Restaurants, Inc.,

a Texas corporation

By:_________________________________

Name:______________________________

Its:_________________________________

Kona Baltimore, Inc.,

a Delaware corporation

By:_________________________________

Name:______________________________

Its:_________________________________

Kona Grill International

Holdings, Inc., a Delaware

corporation

By:_________________________________

Name:______________________________

Its:_________________________________

Kona Grill International, Inc.,

an Arizona corporation

By:_________________________________

Name:______________________________

Its:_________________________________

[SIGNATURE PAGE TO MANAGEMENT AGREEMENT]

Kona Grill Puerto Rico, Inc.,

an Arizona corporation

By:_________________________________

Name:______________________________

Its:_________________________________

PURCHASER:

KONA GRILL ACQUISITION, LLC

By:_________________________________

Name:______________________________

Its:_________________________________

[SIGNATURE PAGE TO MANAGEMENT AGREEMENT]

SCHEDULE 1

Restaurants

Unit No.	Location
101	Fashion Square, 7014 E. Camelback Rd., #559, Scottsdale, AZ 85251
103	Country Club Plaza, 444 Ward Parkway, Kansas City, MO 64112
105	Fashion Village @ Boca Park, 750 S. Rampart Blvd., Las Vegas, NV 89145
106	Cherry Creek Mall, 3000 East 1st Avenue #184, Denver, CO 80206
107	Village Pointe, 295 N. 170th Street, Omaha, NE 68118
108	Clay Terrace, 14395 Clay Terrace Dr. #180, Carmel, IN 46032
110	The Shops at La Cantera, 15900 LaCantera Parkway, Bldg #7, Ste. #7300, San Antonio, TX 78256
111	North Park Center, 8687 North Central Expressway, Suite #1722, Dallas, TX 75225
114	Oak Brook Promenade, 3051 Butterfield Road, Oak Brook, IL 60523
117	30 E. Big Beaver Rd., Troy, MI 48083
120	Santan Village, 2224 E. Williams Field Rd., #101, Gilbert, AZ 85295
122	Windsor Plaza, 11997 Singletree Lane, Eden Prairie, MN 55344
126	Renaissance Hotel, 511 US Highway 1 South, Iselin, NJ 08830
127	One East Pratt Street Building, One East Pratt Street #103, Baltimore, MD 21202
128	Met West International, 4134 W. Boy Scout Blvd. #B-1, Tampa, FL 33607
129	Village at Meridian, 3573 E. Longwing Lane #140, Meridian, ID 83646
132	The Fountains at Farah, 8889 Gateway Blvd. West, Suite 1740, El Paso, TX 79925
134	Avalon, 5100 Avalon Blvd., Alpharetta, GA 30009
135	University Town Center, 150 University Town Center Dr., Suite #150, Sarasota, FL 34243
138	West Plano Village, 5973 W. Parker Rd., Plano, TX 75093
141	7524 Gibson St., Liberty Township, OH 45069
143	North Star Mall, 7400 San Pedro Ave. #1255, San Antonio, TX 78216
145	Ridgedale Center, 12235 Wayzata Blvd. #1068, Minnetonka, MN 55305
148	Bridge Street Town Centre, 435 The Bridge Street NW, Ste. 150, Huntsville, AL 35806

SCHEDULE 2

Liquor Licenses

Unit No.	State	Location	License Number	License Type	Expiration	Issued By

148	AL	Huntsville	10764845	Liquor	09/30/20	Alabama ABC

120	AZ	Gilbert	120077591	State Liquor	03/31/20	AZ Dept Liquor Control (violations)
120	AZ	Gilbert	17891	City Liquor	12/31/19	Gilbert - Development Services

101	AZ	Scottsdale	12073979	State Liquor	03/31/20	AZ Dept Liquor Control (violations)
101	AZ	Scottsdale	0850193	City of Scottsdale - City Liquor # 0850193	12/31/19	City of Scottsdale

106	CO	Denver	35-09423-0000	State Liquor (H&R) (send w city & County renewal)	09/10/20	CO DOR
106	CO	Denver	35-09423-0000	City - Liquor & Food Business Professional License	09/10/20	City of Denver

128	FL	Tampa	BEV3910573	State Liquor	09/30/19	State of Florida ABT

135	FL	Sarasota	BEV6804857	State Liquor	03/31/20	DBPR - Hotels&Rest

134	GA	Alpharetta	5958	Alcoholic beverage License	12/31/19	City of Alpharetta
134	GA	Alpharetta	72447	License to Sell No notice	12/31/19	State of GA Dept. of Revenue

Unit No.	State	Location	License Number	License Type	Expiration	Issued By
129	ID	Boise	11318	State Liquor License	04/30/20	Idaho State Police
129	ID	Boise	ALC20150107	City of Meridian Alcohol	04/30/20	Meridain City Clerk
129	ID	Boise	2016601	Ada County Alcohol license	04/30/20	Ada County

114	IL	Oak Brook	1A-0074228	State Liquor License	09/30/19	State Liquor Control Commission
114	IL	Oak Brook	20	Village of Oak Brook Class A-1 On-Sale liquor w/ 2am Sat	06/30/20	Village of Oak Brook

108	IN	Carmel	RR2920124	Retailer - LBW Type 210	02/19/20	IN Alcohol & Tobacco Commission

117	MI	Troy	# 156177 & SDM # 156178	Class C w/ss	04/30/20	MI Liquor Control Commission

127	MD	Baltimore	LB219	Class B #LB 224	04/30/20	Baltimore City Liquor Bd
127	MD	Baltimore	LB003	Liquor License	04/30/20	Board of Liquor License Commissioners

122	MN	Eden Prairie	18-639 & C#17041295	Liquor On Sale & Sunday	12/31/19	City of Eden Prairie

145	MN	Minnetonka	No #	Liquor License on Sale & On Sunday	12/31/19	City of Minnetonka

103	MO	Kansas City	144990	State - Retail Liquor Drink	06/30/20	MO Division of Alcohol
103	MO	Kansas City	144991	State - Sunday Drink	06/30/20	MO Division of Alcohol
103	MO	Kansas City	LIC-4-16-10059598	City & County - full drink & Sunday & Sidewalk	07/31/20	City of Kansas City

107	NE	Omaha	65173	State Class I Liquor	04/30/20	NE Liquor Control Commission

Unit No.	State	Location	License Number	License Type	Expiration	Issued By
107	NE	Omaha	229577	City Class I Liquor	04/30/20	City of Omaha

105	NV	Boca Park	L64-00033	City Liquor - Restaurant with Alcohol	09/30/19	City of Las Vegas+K169
105	NV	Boca Park	PR0013180	Service Bar	06/30/20	Southern NV Health District
105	NV	Boca Park	PR0013181	Bar	06/30/20	Southern NV Health District
105	NV	Boca Park	PR0117076	Drinking Establishment Roof Bar	06/30/20	Southern NV Health District

126	NJ	Woodbridge	1225-33-021-007	State Liquor	06/30/20	Twp of Woodbridge & ABC

141	OH	Cincinnati	4779540-0005	Division of Liquor Control	06/01/20	State of OH

111	TX	Dallas	MB 624398	State liquor #- MB, F&B, LH	04/05/21	TX ABC
111	TX	Dallas	1137023	City Liquor-MB, LH, Cartage	4/5/19	City of Dallas – Submitted for renewal
111	TX	Dallas	MB624398	County Liquor-MB, LH, Cartage	04/15/21	Dallas County

110	TX	San Antonio	MB 607354	State Liquor - MB, F&B, LH	09/07/19	TX ABC
110	TX	San Antonio	263326	City Liquor - Mixed Beverage & LB	09/07/19	City of San Antonio
110	TX	San Antonio	607354	County Liquor - MB, LH	09/07/19	Albert Urestin Bexar County Tax Office

132	TX	El Paso	PE873346	Beverage Cartage Permit	05/26/20	Office of the Cnty Tax Assessor
132	TX	El Paso	MB873346	Mixed Beverage Permit w.FB	05/26/20	TX ABC

138	TX	Plano	RM904027	Mixed Beverage Permit & late Hours	04/06/21	City of Plano
138	TX	Plano	BEV	Bev Cartage Permit	04/30/21	Colin County

Unit No.	State	Location	License Number	License Type	Expiration	Issued By

143	TX	San Antonio (NS)	MB958577	Beverage Cartage Permit	09/21/20	TX ABC
143	TX	San Antonio (NS)	MB895877	Beverage Cartage	09/21/20	City of San Antonio Revenue Collections

SCHEDULE 3

Permits

Unit No.	State	Location	License Number	Permit Type	Expiration	Issued By

148	AL	Huntsville	47-5675	Food Permit	10/31/19	AL Dept of Health

120	AZ	Gilbert	FD-12865	Health Permit	05/31/20	Maricopa County

101	AZ	Scottsdale	FD-12659	Health Permit	4/30/20	Maricopa County

106	CO	Denver	35-09423-0000	City - Liquor & Food Business Professional License	09/10/19	City of Denver

128	FL	Tampa	SEA 3916624	State Food	02/01/20	DBPR - Hotels&Rest

135	FL	Sarasota	SEA6805488	State Food	12/01/19	State of Florida ABT
135	FL	Sarasota	58-DD-1655191	Doggie Dining Permit	06/30/20	FL Dept of Health

134	GA	Alpharetta	FSP-060-002391	Food Service Permit	10/01/19	Fulton County

129	ID	Boise	41855	Health Permit	12/31/19	Central District Health

114	IL	Oak Brook	1001757	Food	04/30/20	DuPage County

Unit No.	State	Location	License Number	Permit Type	Expiration	Issued By

108	IN	Carmel	0968	Food	12/31/19	Hamilton Cnty HD

117	MI	Troy	SFE3963055661	Food	04/30/20	Oakland County Health

127	MD	Baltimore	21061	Food/Restaurant	09/25/19	Baltimore City Health

122	MN	Eden Prairie	4720, 4721, 4722	Food	01/31/20	Hennepin County

145	MN	Minnetonka	821	Food Permit	12/31/19	City of Minnetonka

103	MO	Kansas City	100252	Food	12/31/19	Kansas City Health Dept

107	NE	Omaha	75162	Food & Drink	12/31/19	Douglas Cnty Health

105	NV	Boca Park	PR0013178	Food	06/30/20	Southern NV Health District
105	NV	Boca Park	PR0013179	Sushi	06/30/20	Southern NV Health District

126	NJ	Woodbridge	412	Food	12/31/19	TWP of Woodbridge

141	OH	Cincinatti	523	Food Service Operation License	03/01/20	Butler County Dept of Health

111	TX	Dallas	CC: 12329	Food Permit-	12/31/19	City of Dallas

Unit No.	State	Location	License Number	Permit Type	Expiration	Issued By
110	TX	San Antonio	181202	Food	08/30/19	City of San Antonio

132	TX	El Paso	LFOD 16-02594	Food License	08/22/19	City of El Paso Planning & Inspection

138	TX	Plano	RM904027	Mixed Beverage Restaurant & Food Permit w FB	4/6/21	TX ABC
138	TX	Plano	RM904027	Mixed Beverage Restaurant & Food Permit w FB	04/06/21	Collin County
138	TX	Plano		Food Service Full Service Restaurant	04/30/20	City of Plano Env Health

143	TX	San Antonio (NS)	401220	Health Permit	12/31/19	City of San Antonio

EXHIBIT A

Asset Purchase Agreement

EXHIBIT “F”

ASSIGNMENT OF PATENTS

________________________, a _________________________ and ___________________ _____________, a _________________________, each of the foregoing being a Chapter 11 Debtor and Debtor in Possession under Case No. [_________] in the Bankruptcy Court (collectively, the “Assignors”) are executing this Assignment of Patents (this “Assignment”) in favor of _____________________ (the “Assignee”), with respect to the following facts and circumstances:

(A)     Assignors and Assignee have heretofore entered into that certain Asset Purchase Agreement dated as of [___________], 2019 (the “Purchase Agreement”). Except for terms specifically defined in this Assignment, the capitalized terms used in this Assignment shall have the same meanings as such terms when used in the Purchase Agreement.

(B)     The Assignors own certain patents and listed inventions, as applied for or issued as patents, more particularly set forth in Schedule 1 attached and incorporated herein (“Patents”);

(C)     Concurrently with the execution and delivery of this Assignment, Assignors and Assignee are consummating the transactions contemplated by the Purchase Agreement. Pursuant to the Purchase Agreement, Assignors are required to execute and deliver this Assignment at the Closing.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.     Each Assignor does hereby assign, transfer and set over, unto the Assignee, its successors, legal representatives and assigns, the entire right, title and interest in, to and under the Patents, and all divisions, renewals and continuations thereof; and all Letters Patent which may be granted thereon and all reissues and extensions thereof, and all rights of priority under International Conventions as well as all rights to any actions, causes of action and rights to recover damages and payments for present or future infringements or misappropriations of the Patents.

2.     Each Assignor hereby authorizes and requests the Commissioner of Patents of the United States, and any official of any country or countries foreign to the United States, whose duty it is to issue patents on applications as aforesaid, to record Assignee as the assignee and owner of the Patents and to issue all Letters Patent to the Assignee, its successors, legal representatives and assigns, in accordance with the terms of this instrument.

3.     Assignors shall execute and deliver to Assignee such further documents or instruments which may be necessary to effect the foregoing assignment or the recordation or perfection thereof.

4.     This Assignment shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to its choice of law provisions.

5.     This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of the signature page to this Assignment by facsimile or electronic mail (with signature visible) shall be as effective as delivery of a manually executed counterpart of this Assignment.

[Signature page follows]

IN WITNESS WHEREOF, Assignors and Assignee have executed this Assignment as of the ___ day of _______________, 2019.

ASSIGNORS:

_____________________, a

______________________ and

Debtor and Debtor in Possession

By:     _________________________________

Name:     ______________________________

Its:     _________________________________

_____________________, a

______________________ and

Debtor and Debtor in Possession

By:     _________________________________

Name:     ______________________________

Its:     _________________________________

[INSERT SIGNATURE BLOCKS FOR ALL APPLICABLE ASSIGNORS]

ASSIGNEE:

_________________,

a _____________________

By:     _________________________________

Name:      ______________________________

Its:      _________________________________

[SIGNATURE PAGE TO ASSIGNMENT OF PATENTS]

Schedule 1

Patents

[To be provided]

EXHIBIT “G”

ASSIGNMENT OF TRADEMARKS

________________________, a _________________________ and ___________________ _____________, a _________________________, each of the foregoing being a Chapter 11 Debtor and Debtor in Possession under Case No. [_________] in the Bankruptcy Court (collectively, the “Assignors”) are executing this Assignment of Trademarks (this “Assignment”) in favor of _____________________ (the “Assignee”), with respect to the following facts and circumstances:

(A)     Assignors and Assignee have heretofore entered into that certain Asset Purchase Agreement dated as of [___________], 2019 (the “Purchase Agreement”). Except for terms specifically defined in this Assignment, the capitalized terms used in this Assignment shall have the same meanings as such terms when used in the Purchase Agreement.

(B)     The Assignors own certain trademarks and service marks, trademark and service mark applications and/or registrations and all common law rights associated therewith, which are listed in the attached Schedule 1 and incorporated herein (“Marks”);

(C)     Concurrently with the execution and delivery of this Assignment, Assignors and Assignee are consummating the transactions contemplated by the Purchase Agreement. Pursuant to the Purchase Agreement, Assignors are required to execute and deliver this Assignment at the Closing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Each Assignor hereby assigns, transfers and sets over to Assignee its entire right, title and interest in and to the Marks together with the good will of the business symbolized by the Marks, including, without limitation, any registrations and applications therefor, any renewals and extensions of the registrations, and all other corresponding rights that are or may be secured under the laws of the United States or any foreign country, now or hereafter in effect, for Assignee’s own use and enjoyment, and for the use and enjoyment of Assignee’s successors, assigns or other legal representatives.

2.     Assignors hereby request the U.S. Patent and Trademark Office, and the corresponding entities or agencies in any applicable foreign countries, to record Assignee as the assignee and owner of the Marks.

3.     This Assignment shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to its choice of law provisions.

4.     This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of the signature page to this Assignment by facsimile or electronic mail (with signature visible) shall be as effective as delivery of a manually executed counterpart of this Assignment.

[Signature page follows]

IN WITNESS WHEREOF, Assignors and Assignee have executed this Assignment as of the ___ day of _______________, 2019.

ASSIGNORS:

_____________________, a

______________________ and

Debtor and Debtor in Possession

By:     _________________________________

Name:     ______________________________

Its:     _________________________________

_____________________, a

______________________ and

Debtor and Debtor in Possession

By:     _________________________________

Name:     ______________________________

Its:     _________________________________

[INSERT SIGNATURE BLOCKS FOR ALL APPLICABLE ASSIGNORS]

ASSIGNEE:

_________________,

a _____________________

By:     _________________________________

Name:      ______________________________

Its:      _________________________________

[SIGNATURE PAGE TO ASSIGNMENT OF TRADEMARKS]

Schedule 1

Trademarks

Common Law Trademarks

[To be provided]

Registered Trademarks

[To be provided]

US Trademark	US Trademark Application and Registration Numbers

Foreign Trademark	Foreign Trademark Application and Registration Numbers	Country

EXHIBIT “H”

ASSIGNMENT OF COPYRIGHTS

________________________, a _________________________ and ___________________ _____________, a _________________________, each of the foregoing being a Chapter 11 Debtor and Debtor in Possession under Case No. [_________] in the Bankruptcy Court (collectively, the “Assignors”) are executing this Assignment of Copyrights (this “Assignment”) in favor of _____________________ (the “Assignee”), with respect to the following facts and circumstances:

(A)     Assignors and Assignee have heretofore entered into that certain Asset Purchase Agreement dated as of [___________], 2019 (the “Purchase Agreement”). Except for terms specifically defined in this Assignment, the capitalized terms used in this Assignment shall have the same meanings as such terms when used in the Purchase Agreement.

(B)     The Assignors own certain copyrighted works, which are listed in the attached Schedule 1 and incorporated herein (“Works”);

(C)     Concurrently with the execution and delivery of this Assignment, Assignors and Assignee are consummating the transactions contemplated by the Purchase Agreement. Pursuant to the Purchase Agreement, Assignors are required to execute and deliver this Assignment at the Closing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Each Assignor irrevocably and forever assigns and transfers to Assignee, its successors, and assigns, the entire right, title and interest in and to the Works and any and all registrations and copyright applications relating thereto.

2.     This Assignment shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to its choice of law provisions.

3.     This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of the signature page to this Assignment by facsimile or electronic mail (with signature visible) shall be as effective as delivery of a manually executed counterpart of this Assignment.

[Signature page follows]

IN WITNESS WHEREOF, Assignors and Assignee have executed this Assignment as of the ___ day of _______________, 2019.

ASSIGNORS:

_____________________, a

______________________ and

Debtor and Debtor in Possession

By:     _________________________________

Name:     ______________________________

Its:     _________________________________

_____________________, a

______________________ and

Debtor and Debtor in Possession

By:     _________________________________

Name:     ______________________________

Its:     _________________________________

[INSERT SIGNATURE BLOCKS FOR ALL APPLICABLE ASSIGNORS]

ASSIGNEE:

_________________,

a _____________________

By:     _________________________________

Name:      ______________________________

Its:      _________________________________

[SIGNATURE PAGE TO ASSIGNMENT OF COPYRIGHTS]

Schedule 1

Copyrights

[To be provided]

EXHIBIT “I”

ASSIGNMENT OF DOMAIN NAMES

________________________, a _________________________ and ___________________ _____________, a _________________________, each of the foregoing being a Chapter 11 Debtor and Debtor in Possession under Case No. [_________] in the Bankruptcy Court (collectively, the “Assignors”) are executing this Assignment of Domain Names (this “Assignment”) in favor of _____________________ (the “Assignee”), with respect to the following facts and circumstances:

(A)     Assignors and Assignee have heretofore entered into that certain Asset Purchase Agreement dated as of [___________], 2019 (the “Purchase Agreement”). Except for terms specifically defined in this Assignment, the capitalized terms used in this Assignment shall have the same meanings as such terms when used in the Purchase Agreement.

(B)     The Assignors have registered or hold the registration to certain domain names listed in Schedule 1 attached and incorporated herein (“Domain Names”);

(C)     Concurrently with the execution and delivery of this Assignment, Assignors and Assignee are consummating the transactions contemplated by the Purchase Agreement. Pursuant to the Purchase Agreement, Assignors are required to execute and deliver this Assignment at the Closing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Each Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee all of Assignor’s right, title and interest in and to the Domain Names, together with the goodwill and activities of the business connected with the use of and symbolized by the Domain Names, free and clear of all known liens and encumbrances. Each Assignor will promptly confirm to each relevant registrar Assignor’s consent and confirmation to the transfer of the Domain Names to Assignee or its designee within thirty (30) days after being contacted by the relevant registrar.

2.     From and after the Effective Date, each Assignor shall, without further consideration, execute and deliver such documents or instruments of transfer, conveyance, assignment and assumption and take such other action as may reasonably be necessary to consummate or to give effect to this Assignment.

3.     This Assignment shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to its choice of law provisions.

4.     This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of the signature page to this Assignment by facsimile or electronic mail (with signature visible) shall be as effective as delivery of a manually executed counterpart of this Assignment.

[Signature page follows]

IN WITNESS WHEREOF, Assignors and Assignee have executed this Assignment as of the ___ day of _______________, 2019.

ASSIGNORS:

_____________________, a

______________________ and

Debtor and Debtor in Possession

By:     _________________________________

Name:     ______________________________

Its:     _________________________________

_____________________, a

______________________ and

Debtor and Debtor in Possession

By:     _________________________________

Name:     ______________________________

Its:     _________________________________

[INSERT SIGNATURE BLOCKS FOR ALL APPLICABLE ASSIGNORS]

ASSIGNEE:

_________________,

a _____________________

By:     _________________________________

Name:      ______________________________

Its:      _________________________________

[SIGNATURE PAGE TO ASSIGNMENT OF DOMAIN NAMES]

Schedule 1

Domain Names

[To be provided]

Exhibit “J”

ASSUMPTION OF LIABILITIES AGREEMENT

This Assumption of Liabilities Agreement (this “Assumption”) is entered into as of this ____ day of [____], 2019, by ______________________, a _________________ (the “Purchaser”) in favor of ________________________, a _________________________ and ________________________, a _________________________, each of the foregoing (other than Purchaser) being a Chapter 11 Debtor and Debtor in Possession under Case No. [_________] in the Bankruptcy Court (the “Sellers”). This Assumption is entered into with respect to the following facts and circumstances:

A.     Sellers and Purchaser have heretofore entered into that certain Asset Purchase Agreement dated [___________], 2019 (the “Purchase Agreement”). Except for terms specifically defined herein, the capitalized terms used in this Assumption shall have the same meanings as capitalized terms used in the Purchase Agreement.

B.     Concurrently with the execution and delivery of this Assumption, Purchaser and Sellers are consummating the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which Purchaser hereby acknowledges, Purchaser hereby agrees as follows:

1.     Assumption. Effective as of the Closing Date, Purchaser hereby assumes and agrees to perform all of the Assumed Liabilities in accordance with their terms as expressed in the Purchase Agreement.

2.     Amendments. This Assumption may only be amended by a writing signed by both Purchaser and Sellers.

3.     Governing Law. This Assumption shall be governed by and construed and enforced in accordance with the laws of the State of New York.

4.     Execution in Counterparts. This Assumption may be executed in counterparts and delivered by the delivery of facsimile signatures; provided, however, that if the Parties exchange facsimile or electronic pdf signatures, each of them agrees to provide the other with a copy of this Assumption bearing their original signature promptly thereafter.

IN WITNESS WHEREOF, Purchaser has executed this Assumption Agreement as of the day and year first set forth above.

PURCHASER:

__________________,

a _________________

By:     _______________________________

Name:     ____________________________

Its:     _______________________________